Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

August 7, 2023

among

Sovos Brands, Inc.,

Campbell Soup Company

and

Premium Products Merger Sub, Inc.

i

Exhibit A – Voting Agreement Parties

Exhibit B – Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of August 7, 2023 by and among Sovos Brands, Inc., a Delaware corporation (the “Company”), Campbell Soup Company, a New Jersey corporation (“Parent”), and Premium Products Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved and declared advisable the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the members of the Board of Directors (the “Board of Directors”) of the Company who holds Shares and each of the Persons set forth on Exhibit A has entered into a Voting Agreement (the “Voting Agreement”) with Parent pursuant to which each such Person has agreed to vote the number of Shares beneficially owned by it and set forth in the Voting Agreement, in favor of the Merger and the approval and adoption of this Agreement, in accordance with the terms and conditions thereof.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound agree as follows:

Article 1
Definitions

Section 1.01.         Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means any proposal or offer (other than any proposal or offer by Parent or any of its Affiliates) with respect to (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Action” means any action, cause of action, suit, audit, investigation, litigation, arbitration, mediation, complaint, citation, claim (including any crossclaim or counterclaim), written demand, subpoena, enforcement action or proceeding (including any civil, criminal, administrative, regulatory, appellate or other proceeding), whether at equity or at law, in contract, in tort or otherwise, by or before, or overseen by, issued by, filed with or submitted to, any court or other Governmental Authority or any arbitrator or arbitral body.

“Additional Consideration” means an amount in cash equal to (i) $0.00182 multiplied by (ii) the number of calendar days elapsed after the Additional Consideration Date to and excluding the Closing Date; provided, however, “Additional Consideration” means $0 if the Closing Date occurs on or prior to the Additional Consideration Date.

“Additional Consideration Date” means the date that is nine months after the date of this Agreement.

“Advent” means, collectively, all of the Persons identified under the heading “Advent” on Exhibit A.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person.

“Applicable Data Protection Laws” means all Applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information, including the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020), the EU 2016/679 General Data Protection Regulation and the equivalent thereof under the laws of the United Kingdom.

“Applicable Data Protection Requirements” means all (i) Applicable Data Protection Laws and (ii) published external-facing privacy notices, binding industry standards and restrictions and requirements contained in any Contract to which the Company or any of its Subsidiaries is bound, in each case, under this clause (ii), relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information.

“Applicable Law” means, with respect to any Person, any federal, state, local, foreign, international or transnational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, award, decree or ruling enacted, adopted, promulgated or applied by a Governmental Authority (having competent jurisdiction) that is binding on or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor or trade union or organization, works council or other authorized employee representative representing Company Employees in their capacities as such.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the quarterly period ended April 1, 2023.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means April 1, 2023.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means, as of any time, any employee of the Company or any of its Subsidiaries.

“Company Equity Awards” means the Company RSUs, the Company PSUs and the Company Restricted Stock.

“Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from or relating to (i) changes, developments or conditions after the date hereof in financial or securities markets in the United States or in any other location throughout the world relevant to the operation of the Company and its Subsidiaries or in the general economic or political conditions in the United States or in any other location throughout the world relevant to the operation of the Company and its Subsidiaries, or in the industry in which the Company and its Subsidiaries operate, (ii) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other changes, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other changes in Applicable Law or GAAP after the date hereof, (iii) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or any material worsening of such conditions threatened or existing as of the date of this Agreement or natural disasters, calamities or force majeure events, (iv) any epidemic or pandemic (including the COVID-19 pandemic), (v) the execution, public announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of such transactions (including the identity of Parent or any of its Affiliates as the acquiror of the Company), or communication by Parent or any Affiliate of Parent with respect to the post-Closing conduct of the business or deployment or disposition of any of the assets of the Company or any of its Subsidiaries (it being understood that this clause (v) shall not apply to a breach of any representation or warranty contained in Sections 4.04, 4.16(b)(iv) or 4.19(e) related to the announcement or consummation of the transactions contemplated hereby or the failure to satisfy the condition in Section 9.02(b) as a result of any breach of any such representation or warranty), (vi) any failure of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which, unless otherwise excepted pursuant to clauses (i)-(v) or (vii)-(ix) of this definition, may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (vii) any decline in the market price or trading volume of the Company’s common stock (but not the underlying facts or basis for such decline, which, unless otherwise excepted pursuant to clauses (i)-(vi) or (viii)-(ix) of this definition, may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (viii) any actions taken by the Company or any of its Subsidiaries as required by this Agreement or (ix) any action explicitly required under this Agreement or any action taken or omitted to be taken at the written request of Parent; provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (i) through (iii) has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industry in which the Company and its Subsidiaries operate, such disproportionate effect shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Modified IPO PSUs” means the performance-based restricted stock units granted pursuant to the Equity Plans that were modified to provide that the award shall vest upon the earlier of a fixed date and the achievement of a volume-weighted average trading price performance-based vesting condition.

“Company Performance-Based Restricted Stock” means an award of Shares granted pursuant to the Equity Plans, including pursuant to an agreement to which the Company is a party, that is subject to performance-based vesting conditions but that is not Company Time- and Performance-Based Restricted Stock.

“Company Post-IPO PSUs” means the performance-based restricted stock units granted pursuant to the Equity Plans that are not Company Modified IPO PSUs or Company Unmodified IPO PSUs.

“Company PSUs” means, collectively, the Company Modified IPO PSUs, the Company Unmodified IPO PSUs and the Company Post-IPO PSUs.

“Company Restricted Stock” means, collectively, the Company Time-Based Restricted Stock, the Company Time- and Performance-Based Restricted Stock and the Company Performance-Based Restricted Stock.

“Company RSUs” means the time-based restricted stock units granted pursuant to the Equity Plans.

“Company Time- and Performance-Based Restricted Stock” means an award of Shares granted pursuant to the Equity Plans, including pursuant to an agreement to which the Company is a party, that is scheduled to vest upon the earlier of a fixed date and the achievement of a performance-based vesting condition.

“Company Time-Based Restricted Stock” means an award of Shares granted pursuant to the Equity Plans, including pursuant to an agreement to which the Company is a party, that is subject only to time-based vesting conditions.

“Company Unmodified IPO PSUs” means the performance-based restricted stock units granted pursuant to the Equity Plans that vest based solely on the achievement of a volume-weighted average trading price performance-based vesting condition (and which, for the avoidance of doubt, were not subsequently modified).

“Continuing Employee” means each Company Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time whose employment with the Surviving Corporation (or Parent or any of its Affiliates) continues after the Effective Time.

“Contract” means any contract, binding letter of intent, lease, sublease, occupancy agreement, license, sublicense, indenture, note, bond, loan, mortgage, agreement, deed of trust, franchise, license or other binding instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereto, excluding sale and purchase orders.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law related to COVID-19.

“COVID-19 Responses” means any reasonable action that is necessary to be taken in response to any COVID-19 Measures, including the establishment of any reasonably necessary policy, procedure or protocol.

“Debt Financing Sources” means the lenders, agents, underwriters, commitment parties and arrangers of any New Debt Financing, together with their respective Affiliates and Debt Financing Sources Representatives and their successors and assigns, including any successors or assigns via joinder agreements, indentures or credit agreements relating thereto.

“Debt Financing Sources Representative” means, with respect to any Debt Financing Source, such Debt Financing Source’s directors, officers, partners, principals, employees, counsel, financial advisors, auditors, agents and other authorized representatives.

“DGCL” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) compensation, employment, independent contractor, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), including, for the avoidance of doubt, any Company Equity Award, in each case, whether or not written that is sponsored, maintained, administered, contributed to (or required to be contributed to), or entered into, by the Company or any of its Subsidiaries for the current or future benefit of any current or former Service Provider or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any direct or indirect liability.

“Environment” means any air (whether ambient outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life and any other natural resources.

“Environmental Laws” means any Applicable Laws (including common law) or any legally binding consent order or decree issued by any Governmental Authority, relating to (i) protection of the Environment, (ii) the prevention of pollution, (iii) the containment, clean-up, preservation, protection and reclamation of the Environment, (iv) health and safety (as it relates to exposure to Hazardous Substances) or (v) the generation, use, management, transportation, storage, disposal, treatment or release of Hazardous Substances.

“Environmental Permits” means all Permits required under Environmental Laws.

“Equity Award Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the volume-weighted average closing price per share of Parent Common Stock on the New York Stock Exchange for the five consecutive trading day period ending on the last trading day preceding the Closing Date.

“Equity Plans” means the Sovos Brands Limited Partnership 2017 Equity Incentive Plan and the Sovos Brands, Inc. 2021 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material displaying any of the foregoing characteristics, in each case, that is regulated under any Environmental Law, including (i) petroleum and petroleum products, including crude oil and any fractions thereof, (ii) natural gas, synthetic gas and any mixtures thereof, (iii) polychlorinated biphenyls, (iv) asbestos or asbestos-containing materials, (v) radioactive materials, (vi) produced waters and (vii) per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (a) for borrowed money; (b) evidenced by bonds, debentures, notes or similar instruments; (c) pursuant to securitization or factoring programs or arrangements; (d) pursuant to guarantees of any Indebtedness of any other Person (other than between or among any of the Company and its wholly owned Subsidiaries); (e) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (f) letters of credit and bank guarantees entered into by or on behalf of such Person; or (g) guarantees of any of the foregoing clauses (a)-(c) and (e).

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights arising from or under the Applicable Laws of the United States or any other jurisdiction, including rights in all of the following: (a) trademarks, service marks, trade names, logos, brand names, corporate names, trade dress, domain names, social media identifiers and all other indications of origin (whether registered or not), including all goodwill associated with any of the foregoing and all applications, registrations and renewals in connection therewith; (b) inventions, whether patentable or not, all improvements thereto, patents and patent applications (together with any and all divisions, reissuances, continuations, continuations-in-part, revisions, provisionals, renewals, extensions and reexaminations thereof); (c) Trade Secrets; (d) works of authorship, copyrights (whether registered or not), all registrations or applications therefor and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with any of the foregoing; (e) data, database and data collection rights; (f) design rights; and (g) computer software (including source code, object code, firmware, operating systems and specifications).

“IT Assets” means any and all computers, software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology assets and equipment (including laptops and mobile devices), and documentation related to any of the foregoing, in each case, owned by, or licensed or leased to (or purported to be owned by or licensed or leased to) the Company or its Subsidiaries.

“Key Employee” means a Company Employee who either (i) is an officer or director subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or (ii) has a title of vice president (or a more senior title) with the Company or any of its Subsidiaries.

“Knowledge” means, with respect to the Company, the actual knowledge after reasonable investigation or inquiry (which shall include inquiry of the applicable individual’s direct reports of the subject matter in question) of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pledge, option, hypothecation, adverse right, restriction, charge, security interest, right of first refusal, right of first offer, restriction on transfer and assignment, easement, servitude, encumbrance or other adverse claim of any kind, whether contingent or absolute, or any agreement, option, right or privilege (whether by Applicable Law, Contract or otherwise) that would reasonably be expected (with notice or the lapse of time or both) to become any of the foregoing, in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NASDAQ” means Nasdaq Stock Market, LLC.

“New Debt Financing” means the public offering of Parent’s debt securities or other incurrence of Indebtedness by Parent after the date hereof and prior to the Closing, the proceeds of which would be used, in whole or in part, to pay the Merger Consideration.

“ordinary course of business” means any action taken by the Company or any of its Subsidiaries in the ordinary course of the Company’s and its applicable Subsidiaries’ business.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Common Stock” means capital stock of Parent, par value $0.0375 per share.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, including to make all payments of the Merger Consideration in accordance with Section 2.02 in full.

“Partnership” means the Sovos Brands Limited Partnership.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, certification, registration, accreditation, approval, order, qualification or other similar authorization of any Governmental Authority.

“Permitted Liens” means (a) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens and other similar Liens, if any, arising or incurred in the ordinary course of business that do not, individually or in the aggregate, impair or interfere with the present use of the assets or otherwise impair present business operations; (b) Liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate actions and that are adequately reserved for as of the date hereof in the applicable financial statements of the Company in accordance with GAAP; (c) applicable zoning, planning, entitlement, conservation restrictions, land use restrictions, building codes and other governmental rules and regulations imposed by a Governmental Authority having jurisdiction over the real property, none of which are violated by the current use and operation of the real property nor which would reasonably be expected to have an adverse impact on the Company’s conduct of its business; (d) with respect to real property or any other assets, Liens that do not materially interfere with the business as presently conducted and would not be reasonably expected to materially detract from the use or operation of the property or other assets subject thereto as currently used or operated by the Company or any of its Subsidiaries (or the value thereof); (e) Liens that affect the underlying fee interest of any Leased Real Property; and (f) non-exclusive licenses to Intellectual Property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Personal Information” means “personal information,” “personally identifiable information,” “personal data,” and any terms of similar import, in each case as defined under Applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data.

“Required Financial Statements” means (a) the audited consolidated balance sheets of the Company and related consolidated statements of operations, stockholders’ equity and cash flows, for each of the three most recently completed fiscal years ended at least 60 days before Closing and (b) as soon as available and in any event within forty-five (45) days after the end of each subsequent fiscal quarter, an unaudited consolidated balance sheet of the Company and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal quarter and for the elapsed interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year, in each case which has been reviewed by the Company’s auditors as provided by AS 4105, Reviews of Interim Financial Information; provided, however, that financial statements of the Company shall only be provided to the extent that such financial statements would be required by Rule 3-05 and Article 11 of Regulation S-X for an offering of securities conducted on Form S-1 (even if the Company conducts an offering pursuant to Rule 144A) (it being understood and agreed by the parties hereto that the Company’s public filing of any required financial statements with the SEC shall satisfy the requirements of clauses (a) and (b), unless the Company’s auditors have withdrawn any audit opinion with respect to any such financial statements).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual independent contractor or consultant or other individual service provider of the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

“Tax” means (i) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a tax return), including income, gross receipts, license, payroll, employment, excise, escheat, abandoned property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding (including backup withholding), social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or any other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount, whether disputed or not.

“Tax Return” means any report, return, document, claim for refund, information return, schedule, declaration or statement or filing supplied or required to be filed with a Governmental Authority with respect to Taxes (and any amendments thereof).

“Tax Sharing Agreement” means any agreement or arrangement binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing, indemnification or assignment of any Tax liability (other than customary Tax sharing or indemnification provisions contained in an agreement (i) in conjunction with an acquisition or divestiture or (ii) entered into in the ordinary course of business, in each case, the primary subject matter of which does not relate to Taxes).

“Third Party” means any Person other than Parent or any of its Subsidiaries.

“Title IV Plan” means any Employee Plan (including any Multiemployer Plan) that is subject to Title IV of ERISA.

“Trade Secrets” means any and all of the following that are protected under applicable law as a trade secret: know-how (including manufacturing and production processes and research and development information), confidential information, technical data, algorithms, recipes, formulae, concepts, methods, techniques, procedures, processes, schematics, protocols, prototypes, models, designs, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), in each case, in any jurisdiction.

“WARN” means the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101) and any similar applicable foreign, state or local law.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to take an act by the breaching party with the knowledge that the taking of such act or the failure to take such act would cause, or would reasonably be expected to cause, a breach of this Agreement.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Board of Directors	Recitals
Burdensome Condition	8.01(c)
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company Disclosure Documents	4.09(a)
Company Meeting	4.03
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.02
Continuation Period	7.03(a)
D&O Indemnification Documents	7.02(a)
D&O Insurance	7.02(c)
Data Breach	4.17
Effective Time	2.01(c)
Electronic Delivery	11.10
End Date	10.01(b)
Exchange Agent	2.03(a)
FDA	4.25(a)
Food Authorities	4.25(a)
FTC	4.25(a)
Indemnified Person	7.02(a)
Indemnity Proceedings	7.02(a)
Intervening Event	6.03(b)
Lease	4.15(b)
Leased Real Property	4.15(b)
Material Contract	4.22(b)
Merger	2.01(a)
Merger Consideration	2.02
Merger Sub	Preamble
Parent	Preamble
Parent Related Party	11.04(c)
Parent RSU	2.05(b)
Proxy Statement	4.03
Registered Intellectual Property	4.16
Representatives	6.02
Requisite Company Vote	4.02(a)
Reverse Termination Fee	11.04(c)
Sanctions	4.12(c)
Shares	2.02(a)
Superior Proposal	6.03(e)
Surviving Corporation	2.01(a)
Surviving Economic Provisions	10.02

Terminating Company PSU	2.05(c)
Terminating Company PSU Consideration	2.05(c)
Terminating Company Restricted Stock	2.05(a)
Terminating Company Restricted Stock Consideration	2.05(a)
Terminating Company RSU	2.05(b)
Terminating Company RSU Consideration	2.05(b)
Termination Fee	11.04(b)
Uncertificated Shares	2.03(a)
USDA	4.25(a)
Voting Agreement	Recitals

Section 1.02.         Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules (including the Company Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified, supplemented extended or renewed from time to time in accordance with the terms hereof and thereof, provided that, with respect to any agreement or contract listed on any schedule hereto, all amendments, modifications, supplements, extensions or renewals are also listed in the appropriate schedule to the extent that any such amendment(s), modification(s), supplement(s), extension(s) or renewal(s) are material to the agreement or contract to which it or they relate. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aide of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of any such prior drafts. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The words “made available” shall be deemed to mean made continuously available or accessible to Parent or its representatives not later than 5:00 pm Eastern Time two calendar days prior to the date hereof in the virtual data room (with anything in the “Clean Room” folder therein being deemed to be included in such virtual data room) established by the Company and hosted by Datasite. The phrase “substantially consistent with past practice” shall be disregarded in any case where there is no applicable past practice.

Article 2
The Merger

Section 2.01.         The Merger. (a) At the Effective Time, Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the DGCL, whereupon, the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).

(b)           Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signature pages at 10:00 a.m., New York City time, as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, written waiver of such conditions at the Closing by the party or parties entitled to the benefit of such conditions) have been satisfied or, to the extent permissible, waived in writing by the party or parties entitled to the benefit of such conditions, or at such other place (or by means of remote communication), at such other time or on such other date as Parent and the Company may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(c)           At the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d)           From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02.         Conversion of Shares. At the Effective Time, by virtue of the Merger and automatically without any action on the part of the holders thereof or the parties hereto:

(a)           Except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.02(d) or Section 2.04, each share of common stock of the Company, par value $0.001 per share (each a “Share” and collectively, the “Shares”), outstanding immediately prior to the Effective Time (excluding each Share of Company Restricted Stock, which Shares are subject to Section 2.05) shall be converted into the right to receive: (i) $23.00 in cash, without interest; plus (ii) if applicable, the Additional Consideration (collectively, (i) and (ii)the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration on the terms and conditions set forth herein.

(b)           Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)           Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)           Each Share held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time.

Section 2.03.         Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Parent shall, at or prior to the Effective Time, deposit or cause to be deposited with the Exchange Agent cash sufficient to make all payments of the Merger Consideration payable in respect of the Certificates and the Uncertificated Shares in accordance with Section 2.02. The cash amount deposited with the Exchange Agent in accordance with this Section 2.03(a) shall not be used for any purpose other than as set forth in this Article 2. The Exchange Agent shall invest the cash amount deposited with the Exchange Agent in accordance with this Section 2.03(a) as directed by Parent solely in (A) direct short-term obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (C) commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (D) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000, (E) money market funds having a rating in the highest investment category granted by a nationally recognized credit rating agency at the time of acquisition or (F) a combination of any of the foregoing, provided that, in any such case, no such instrument shall have a maturity exceeding three months. No investment or losses of any of the cash amounts deposited with the Exchange Agent in accordance with this Section 2.03(a) shall relieve Parent, the Surviving Corporation or the Exchange Agent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable to holders of Shares, and to the extent that there are any losses with respect to any such investments, or the cash amount deposited with the Exchange Agent diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment in accordance with Section 2.02, Parent shall promptly provide additional cash to the Exchange Agent so as to ensure that the Exchange Agent has at and after the Effective Time cash at a level sufficient for the Exchange Agent to make all payments in accordance with Section 2.02 that remain unpaid. Parent shall pay all charges and expenses of the Exchange Agent in connection with the exchange of Shares for the Merger Consideration. Promptly after the Effective Time (and in any event, not later than the fifth Business Day following the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares as of immediately prior to the Effective Time a letter of transmittal and instructions in customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)           Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each such Share represented by such Certificate or for each such Uncertificated Share, and upon the occurrence of (i) or (ii) (as applicable), Parent shall direct the Exchange Agent to issue and deliver to the relevant holder, by check or wire transfer (as specified in the letter of transmittal), a cash amount equal the Merger Consideration payable for each Share held by such holder. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any such Shares.

(c)           If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the reasonable satisfaction of the Exchange Agent and Parent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)           Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares that have been converted into the right to receive the Merger Consideration 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon and subject to any withholding of Taxes required by Applicable Law in accordance with this Section 2.03(e). Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Applicable Law. Any amounts remaining unclaimed by holders of Shares that have been converted into the right to receive the Merger Consideration two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)            Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

Section 2.04.         Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing with respect to such Shares and who has (or for which the “beneficial owner” (as defined, for purposes of this Section 2.04, in Section 262(a) of the DGCL) has) demanded appraisal for such Shares in accordance with the DGCL shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless such holder (or beneficial owner) fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL. For the avoidance of doubt, Merger Consideration for Shares subject to appraisal shall not accrue interest. If, after the Effective Time, any such holder (or beneficial owner) fails to perfect, withdraws or loses the right to appraisal under Section 262 of the DGCL, such Shares shall be treated as if they had been converted pursuant to Section 2.02(a) as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration in accordance with Section 2.03, without interest. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any withdrawals of any such demands, and Parent shall have the right to direct (in a reasonable manner) and participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing.

Section 2.05.         Company Equity Awards.

(a)           Company Restricted Stock. At the Effective Time, each Share of Company Restricted Stock that is outstanding as of immediately prior to the Effective Time and is not described in the last sentence of this Section 2.05(a) (each, “Terminating Company Restricted Stock”) shall be automatically converted into the right to receive (without interest) an amount in cash, subject to applicable tax withholding, equal to the Merger Consideration (the “Terminating Company Restricted Stock Consideration”), subject to the remainder of this Section 2.05(a) and, as applicable, the terms and conditions of Section 2.05(d). As of the Effective Time, all such Shares of Terminating Company Restricted Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration on the terms and conditions set forth herein. Except as otherwise provided in Section 6.01(m) of the Company Disclosure Schedule, each Share of Company Performance-Based Restricted Stock that is outstanding immediately prior to the Effective Time for which the applicable performance condition remains unsatisfied at the Effective Time (as determined in accordance with Section 2.05(a) of the Company Disclosure Schedule) shall, in accordance with its terms, be forfeited to the Partnership as of the Effective Time for no consideration to the applicable holder thereof and shall then be converted into the Merger Consideration in accordance with, and subject to the terms of, Section 2.02(a) of the Agreement.

(b)           Company RSUs.

(i)            At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time that is held by (A) a non-employee director of the Company or (B) any Service Provider who is a former Service Provider as of immediately prior to the Effective Time (in each case, whether vested or unvested, and, in the case of a former Service Provider, solely to the extent such Company RSU was outstanding as of immediately prior to the Effective Time in accordance with its existing terms in effect as of the date hereof) (each, a “Terminating Company RSU”) shall be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable tax withholding, equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Terminating Company RSU as of immediately prior to the Effective Time (the “Terminating Company RSU Consideration”), subject to the terms and conditions of Section 2.05(d).

(ii)           At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time that is not a Terminating Company RSU shall be automatically cancelled and converted into a restricted stock unit award (each, a “Parent RSU”) with respect to a number of shares of Parent Common Stock equal to the number of Shares underlying such Company RSU immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio, rounded down to the nearest whole share. Each Parent RSU shall continue to have, and shall be subject to, the same terms and conditions (including vesting and payment schedule) as applied to the corresponding Company RSU immediately prior to the Effective Time. Parent acknowledges and agrees that the Merger constitutes a “change in control,” “change of control” or term of similar import (as applicable) with respect to the Company RSUs such that at the Closing a “change in control,” “change of control” or term of similar import shall have occurred with respect to each corresponding Parent RSU issued hereunder.

(c)           Company PSUs.

(i)            At the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time that is held by (A) a non-employee director of the Company or (B) any Service Provider who is a former Service Provider as of immediately prior to the Effective Time (in each case, whether vested or unvested, and, in the case of a former Service Provider, solely to the extent such Company PSU was outstanding as of immediately prior to the Effective Time in accordance with its existing terms in effect as of the date hereof) (each, a “Terminating Company PSU”) shall be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable tax withholding, equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company PSU as of immediately prior to the Effective Time (assuming that (1) in the case of a Terminating Company PSU that is a Company Unmodified IPO PSU or a Company Modified IPO PSU, the applicable performance goals were achieved at 100% and (2) in the case of a Terminating Company PSU that is a Company Post-IPO PSU, the greater of the target performance level (i.e., 100%) and actual performance through the Effective Time in accordance with the terms of such Company Post-IPO PSU in effect as of the date hereof) (the “Terminating Company PSU Consideration”), subject to the terms and conditions of Section 2.05(d).

(ii)           At the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time that is not a Terminating Company PSU shall be automatically cancelled and converted into a Parent RSU with respect to a number of shares of Parent Common Stock equal to the number of Shares underlying the Company PSU immediately prior to the Effective Time (assuming for this purpose that (1) in the case of a Company Unmodified IPO PSU or a Company Modified IPO PSU, the applicable performance goal was achieved at 100% and (2) in the case of a Company Post-IPO PSU, the greater of the target performance level (i.e., 100%) and actual performance through the Effective Time in accordance with the terms of such Company Post-IPO PSU in effect as of the date hereof) multiplied by the Equity Award Exchange Ratio, rounded down to the nearest whole share. Each Parent RSU shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU immediately prior to the Effective Time (including time-based vesting and payment schedule, but excluding any performance-based vesting conditions). Parent acknowledges and agrees that the Merger constitutes a “change in control,” “change of control” or term of similar import (as applicable) with respect to the Company PSUs such that at the Closing a “change in control,” “change of control” or term of similar import shall have occurred with respect to each corresponding Parent RSU issued hereunder.

(d)           The Terminating Company Restricted Stock Consideration, the Terminating Company RSU Consideration and the Terminating Company PSU Consideration shall be paid as soon as reasonably practicable following the Effective Time and in no event later than five Business Days following the Effective Time, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the Terminating Company Restricted Stock Consideration, the Terminating Company RSU Consideration and the Terminating Company PSU Consideration. Notwithstanding anything to the contrary in Section 2.05(a), Section 2.05(b)(i) or Section 2.05(c)(i), with respect to any Terminating Company Restricted Stock, Terminating Company RSU or Terminating Company PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Equity Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(e)           Prior to the Effective Time, the Company shall adopt resolutions, obtain all consents and take any other actions necessary or appropriate (including amending any Equity Plan) to effectuate the provisions set forth in this Section 2.05 providing for the treatment of Company Equity Awards. Upon or as soon as reasonably practical following the Effective Time, Parent shall file, or shall have on file, one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms), and shall maintain the effectiveness of such registration statements, with respect to Parent Common Stock in respect of the Parent RSUs granted pursuant to this Section 2.05.

Section 2.06.         Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any: (a) exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements; or (b) the vesting of any restricted share units or performance share units outstanding as of the date hereof or granted prior to the Closing without violation of this Agreement), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to any such change. Nothing in this Section 2.06 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.07.         Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Parent, the Company, Merger Sub and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, under any Tax law or pursuant to any other Applicable Law, and shall timely remit any amounts so deducted or withheld to the applicable Governmental Authority. To the extent that the Exchange Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, so deducts or withholds amounts and timely remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.08.         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Corporation

Section 3.01.         Certificate of Incorporation. At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.

Section 3.02.         Bylaws. At the Effective Time, the bylaws of the Company as in effect shall be amended and restated to read in their entirety as set forth in the bylaws of Merger Sub in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation), and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 3.03.         Directors and Officers. From and after the Effective Time, until their respective death, resignation or removal or until their successors are duly elected or appointed and qualified in accordance with Applicable Law and the governing documents of the Surviving Corporation, the parties shall cause (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

Article 4
Representations and Warranties of the Company

Subject to Section 11.05, except (x) as disclosed in any Company SEC Document filed with or furnished to the SEC and publicly available since September 23, 2021 through the second Business Day prior to the date of this Agreement (but excluding any general cautionary or forward-looking statements contained in the “Risk Factors” section or “Forward-Looking Statements” and any other statements that are similarly cautionary, predictive or forward-looking in nature) and (y) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub that:

Section 4.01.         Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to have such corporate powers or governmental licenses, authorizations, permits, consents or approvals has not had, and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, taken as a whole. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, taken as a whole. The certificate of incorporation and bylaws of the Company filed as exhibits to the Company SEC Documents are true, correct and complete copies as of the date hereof. Prior to the date hereof, the Company has made available to Parent true, correct and complete copies of the organizational documents of each of its “significant subsidiaries” (as such term is defined in Section 1.02 of Regulation S-X under the 1934 Act). Assuming the accuracy of the representations and warranties set forth in Section 5.08, the Company and each of its Subsidiaries is not in breach of any of its organizational documents in any material respect.

Section 4.02.         Corporate Authorization. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, except for, assuming the accuracy of the representations and warranties set forth in Section 5.08, the required approval of the holders of at least a majority of the outstanding Shares entitled to vote in connection with the adoption of this Agreement, in accordance with Applicable Law and the Company’s certificate of incorporation (the “Requisite Company Vote”). Assuming the accuracy of the representations and warranties set forth in Section 5.08, the Requisite Company Vote is the only vote of the holders of any of the capital stock of the Company or the capital stock of any of its Subsidiaries (including any Company Securities or Company Subsidiary Securities) necessary in connection with consummation of the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, except for, assuming the accuracy of the representations and warranties set forth in Section 5.08, the Requisite Company Vote. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub and assuming the accuracy of the representations and warranties set forth in Section 5.08, this Agreement constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)           At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the DGCL, (iii) resolved, subject to Section 6.03(b), to recommend adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 4.03.         Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, including the filing with the SEC of a proxy statement relating to the matters to be submitted to the stockholders of the Company (the “Proxy Statement”) at a meeting of such holders for the purpose of adopting this Agreement (including any adjournment or postponement thereof, the “Company Meeting”), and (iv) any actions or filings the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.         Non-contravention. Assuming the accuracy of the representations and warranties set forth in Section 5.08, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in clauses (i) through (iv) of Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in clauses (i) through (iv) of Section 4.03, require any consent, notice or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, cancellation, acceleration, payment or other change of any right or obligation of the Company or any of its Subsidiaries or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on the Company or any of its Subsidiaries or any Permit affecting, or relating to, the assets or business of the Company or its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries except, in the case of each of clauses (b) through (d), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.         Capitalization. (a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of preferred stock, $0.001 par value per share, and (ii) 500,000,000 Shares. As of June 29, 2023, there were (A) no shares of preferred stock and (B) 101,318,245 Shares outstanding, of which 3,691 Shares constitute Company Time-Based Restricted Stock, 678,908 Shares constitute Company Time- and Performance-Based Restricted Stock, and 1,160,760 Shares constitute Company Performance-Based Restricted Stock. As of June 29, 2023, there were 9,313,546 Shares reserved for issuance under the Equity Plans, of which there were outstanding awards with respect to 1,692,815 Shares subject to issuance upon vesting of Company RSUs, 7,613 Shares subject to issuance upon vesting of Company Unmodified IPO PSUs (assuming achievement of applicable performance objectives at 100% performance), 610,244 Shares subject to issuance upon vesting of Company Modified IPO PSUs (assuming achievement of applicable performance objectives at 100% performance) and 755,501 Shares subject to issuance upon vesting of Company Post-IPO PSUs (assuming target performance), or 1,511,002 Shares (assuming maximum performance). All issued and outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option, restricted stock unit, performance stock unit or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. A timely and properly made election was made under Section 83(b) of the Code with respect to each outstanding Share of Company Restricted Stock. Section 4.05(a) of the Company Disclosure Schedule sets forth, for each Company Equity Award, the holder, type of award, grant date, number of shares and vesting schedule and is redacted to the extent required by Applicable Law. All Company Equity Awards have been, in all material respects, granted in compliance with the terms of the applicable Equity Plan and all applicable securities laws.

(b)           There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except (x) for the outstanding securities described in the second and third sentences of Section 4.05(a), (y) as set forth on Section 4.05(b) of the Company Disclosure Schedule and (z) as permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of or ownership interests in, the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv), including, for the avoidance of doubt, the Shares, being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting, registration or transfer of any Company Securities.

(c)           None of (i) the Shares or (ii) any Company Securities are owned by any Subsidiary of the Company.

Section 4.06.         Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to be so existing or in good standing, or to have all powers, licenses, authorizations, permits, consents and approvals, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, taken as a whole. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K to the extent required to be identified thereunder under Applicable Law.

(b)            All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive rights and are owned by the Company or a wholly owned Subsidiary of the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, subscriptions, commitments, rights of first offer or refusal, preemptive rights or any similar rights, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person. The Company and its Subsidiaries have no legally binding obligation to acquire equity securities of, or make any capital contribution or investment in, any other Person. Except for any organizational documents of any Subsidiary of the Company, there are no voting trusts or agreements, stockholder agreements, proxies or other contractual obligations in effect with respect to the voting or transfer of any of the Company Subsidiary Securities to which the Company or any of its Subsidiaries is a party and the Company has not issued any outstanding bonds, notes, debentures or other obligations, the holders of which generally have the right to vote on any matters submitted to the holders of such Company Subsidiary Securities.

Section 4.07.      SEC Filings and the Sarbanes-Oxley Act. (a) Since September 23, 2021, the Company has timely filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (such reports, schedules, forms, statements, prospectuses, registration statements and other documents so filed or furnished since September 23, 2021, collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is, and since September 23, 2021, no Subsidiary of the Company has been, required to file any reports, schedules, forms, statements or other documents with the SEC. As of the date of this Agreement, (i) there are no unresolved written comments from the SEC with respect to the Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company SEC Documents filed on or prior to the date hereof is the subject of ongoing SEC review.

(b)            As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of NASDAQ, the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated under the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)            As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)            Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)            Since September 23, 2021, the Company and its Subsidiaries have established and maintained disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) as required by Rule 13a-5 under the 1934 Act. Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, that is required to be disclosed by the Company is made known on a timely basis to the Company’s principal executive officer and principal financial officer by others within the Company and its Subsidiaries. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)            Since September 23, 2021, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) that are reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since September 23, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by the Company which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

(g)            There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(h)            Since September 23, 2021, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct as of their respective dates.

(i)            The representations and warranties contained in this Section 4.07 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied in writing by Parent, Merger Sub or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 4.08.      Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (i) as of their respective dates of filing with the SEC complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments, which are not material, individually or in the aggregate, and the absence of footnotes in the case of any unaudited interim financial statements).

Section 4.09.      Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Proxy Statement, and any amendments or supplements thereto (the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, (a) will comply as to form in all material respects with the applicable requirements of the 1934 Act and (b) at the time of such filing and the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied in writing by Parent, Merger Sub or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10.      Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business substantially consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) none of the Company or any of its Subsidiaries has taken or agreed or omitted to take any action that, if taken or omitted during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11.      No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, that would be required to be reflected on a balance sheet of the Company (including in the notes thereto) prepared in accordance with GAAP, whether due or to become due or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business substantially consistent with past practice since the Company Balance Sheet Date (but excluding liabilities or obligations arising from violations of Applicable Law, breaches of Contracts or Permits, torts or infringement); and (iii) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.      Compliance with Laws, Permits and Court Orders. (a) The Company, each of its Subsidiaries and each of their respective assets and properties is, and since September 23, 2021, has been, in compliance with, and to the Knowledge of the Company, is not under investigation with respect to, nor has been threatened in writing, to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority that is specific to the Company or any of its Subsidiaries that is outstanding against the Company or any of its Subsidiaries that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has all Permits necessary to own, lease and operate its properties and assets and to carry on its business as now conducted, (ii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Permits, (iii) such Permits are in full force and effect and are not subject to any pending or threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit and (iv) since September 23, 2021, there has occurred no violation by the Company or any of its Subsidiaries of, default (with or without notice or lapse of time, or both) that would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of any such Permit.

(c)            The Company, each of its Subsidiaries, and each of their respective directors, officers and, to the Knowledge of the Company, employees (in connection with their activities on behalf of the Company or any of its Subsidiaries), are, and since September 23, 2021 have been, in compliance in all material respects with (i) the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption laws, (ii) all economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State (collectively, “Sanctions”) and (iii) all applicable export controls laws.

(d)            None of the Company or any of its Subsidiaries, or any director or officer, or, to the Knowledge of the Company, any representative of the Company or any of its Subsidiaries, is a Person that is, or is owned 50% or more by Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or region that is the subject of comprehensive Sanctions (currently, Crimea, Cuba, Iran, North Korea, Syria and so-called Donetsk People’s Republic and Luhansk People’s Republic regions).

Section 4.13.      Insurance. The Company and its Subsidiaries maintain insurance policies in such amounts and against such risks as the management of the Company and its Subsidiaries has determined to be reasonable and sufficient for compliance in accordance with industry practices of similarly sized companies in the consumer packaged goods industry or as required by Applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date of this Agreement are in full force and effect and (b) no notice of cancellation, modification or denial of coverage has been received by the Company since September 23, 2021 and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies.

Section 4.14.      Litigation. There is no, and since September 23, 2021 has been no, Action pending (i) in which the Company or any of its Subsidiaries is a claimant or a plaintiff or (ii) against or threatened in writing against or, to the Knowledge of the Company, otherwise threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator, that, individually or in the aggregate, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has not been since September 23, 2021 nor are there currently any internal investigations being conducted by the Company or the Board of Directors (or any committee thereof) concerning any material allegations of fraud or malfeasance.

Section 4.15.      Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business. Except as set forth in Section 4.15(a) of the Company Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of such property or assets is subject to any Lien other than Permitted Liens.

(b)            Section 4.15(b) of the Company Disclosure Schedule sets forth a correct and complete list of all leases or subleases, in each case, to the extent material to the Company and its Subsidiaries (each, a “Lease”, and the real property leased pursuant to each Lease, collectively, the “Leased Real Property”) pursuant to which the Company or any of its Subsidiaries leases or subleases any material real property, specifying (i) the address of the Leased Real Property and (ii) the name of the lessor and lessee or sublessor and sublessee, as applicable. Neither the Company nor any of its Subsidiaries owns any real property.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Lease is valid, binding, in full force and effect and enforceable against the Company or its applicable Subsidiaries that are a party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease. To the Knowledge of the Company, there are no material written or oral subleases, licenses, concessions or other Contracts granting to any Person other than the Company or its Subsidiaries the right to use or occupy any Leased Real Property or any portion thereof. The Company has not collaterally assigned or granted any security interest in any Lease or any interest therein. The Company has made available to Parent a true and complete copy of each Lease (including all amendments, extension, renewals, guaranties and other agreements with respect thereto). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no material defects in the Leased Real Property and the Leased Real Property is in good operating condition and repair, normal wear and tear excepted, and is adequate and suitable for the operation of the business of the Company and its Subsidiaries, as currently conducted in all material respects.

Section 4.16.      Intellectual Property. (a) Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and correct list of all registrations and applications for registration included in the Owned Intellectual Property (“Registered Intellectual Property”).

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (in each case of the following clauses (i) through (xii)): (i) the Company and its Subsidiaries (taken collectively) solely and exclusively own, free and clear of all Liens (other than any Permitted Liens), all Owned Intellectual Property; (ii) there exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property; (iii) the Company and its Subsidiaries own or have a valid and enforceable right to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the businesses of the Company and its Subsidiaries as currently conducted; (iv) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property; (v) none of the material Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part; (vi) none of the material Registered Intellectual Property is subject to any pending or, to the Knowledge of the Company, threatened Action challenging the validity or enforceability of such Registered Intellectual Property and, to the Knowledge of the Company, all material Registered Intellectual Property is otherwise valid, subsisting and enforceable; (vii) the Company and its Subsidiaries have paid all registration, maintenance and renewal fees and have made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Registered Intellectual Property; (viii) neither the Company nor any of its Subsidiaries, nor the conduct of their respective businesses, has, since January 1, 2019, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating the Intellectual Property of any Person; (ix) to the Knowledge of the Company, no Person has, since January 1, 2019, infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Owned Intellectual Property; (x) neither the Company nor any of its Subsidiaries is subject to any pending, or the Knowledge of the Company, threatened written Action (A) based upon, or challenging or seeking to deny, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or Licensed Intellectual Property or (B) alleging that the Company or any of its Subsidiaries, or the conduct of their respective businesses, have, since January 1, 2019, infringed, misappropriated, or otherwise violated any material Intellectual Property of any Person; (xi) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets contained in the Owned Intellectual Property, and none of such Trade Secrets have been disclosed to third parties, other than (1) to employees, contractors, consultants, representatives and agents of the Company or any of its Subsidiaries under written confidentiality agreements; or (2) to any suppliers, distributors, manufacturers or customers of the Company or any of its Subsidiaries pursuant to a written confidentiality agreement; and (xii) the Company and its Subsidiaries have entered into binding, written agreements with the current and former employees and independent contractors of the Company and its Subsidiaries who have participated in the development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries, whereby such employees and independent contractors presently assign to the Company or its applicable Subsidiary any ownership interest and right they may have in all such Intellectual Property.

Section 4.17.      Data Privacy & Cybersecurity. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted; (b) the Company and its Subsidiaries have taken all actions, consistent with current industry standards of similarly sized companies in the consumer packaged goods industry, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of (i) data backup, (ii) disaster avoidance and recovery, (iii) business continuity and (iv) encryption and other security procedures, protocols and technologies; (c) there has been no breach, or unauthorized use, access, interruption, modification, corruption or other compromise, of any of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby); (d) the Company and its Subsidiaries have at all times complied, and are currently in compliance, with all Applicable Data Protection Requirements; (e) no Action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any Applicable Data Protection Requirement; (f) the Company and its Subsidiaries have implemented and maintain commercially reasonable technical and organizational measures, in accordance with industry standards of similarly sized companies in the consumer packaged goods industry, to protect all Personal Information in its possession or control against a breach, or unauthorized use, access, exfiltration, destruction, alteration, disclosure, loss, theft, interruption, modification or corruption thereof (each, a “Data Breach”); (g) the Company and its Subsidiaries have used commercially reasonable efforts to ensure that all service providers, data processors and other third parties that process any Personal Information on behalf of the Company or any of its Subsidiaries are bound by valid, written and enforceable agreements including any terms required by Applicable Data Protection Laws and requiring such third parties to comply with Applicable Data Protection Laws and to maintain the privacy, security and confidentiality of such Personal Information; (h) to the Knowledge of the Company, there has been no Data Breach with respect to any Personal Information in the Company’s or any of its Subsidiaries’ possession or control and the Company and its Subsidiaries have not been required under any Applicable Data Protection Requirement to provide any notice to any Governmental Authority or Person in connection with any Data Breach; and (i) the consummation of the transactions contemplated by this Agreement will not breach any Applicable Data Protection Requirement.

Section 4.18.      Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            All Tax Returns required to be filed by Applicable Law by, or on behalf of, the Company or any of its Subsidiaries have been timely filed (taking into account valid extensions of time to file), and all such Tax Returns are true, complete and correct in all respects. Each of the Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) to the appropriate Governmental Authority all Taxes due and payable by it, whether or not shown as due on any Tax Returns.

(b)            Each of the Company and each its Subsidiaries has properly and timely withheld or collected and timely paid, or is properly holding for timely payment, all Taxes required to be withheld, collected and paid over by it under Applicable Law.

(c)            There is no Action with respect to Taxes of the Company and its Subsidiaries that is currently being conducted nor, to the Knowledge of the Company, has an Action with respect to Taxes been threatened in writing by a Governmental Authority within the three-year period prior to the date of this Agreement.

(d)            No Tax deficiency has been asserted in writing against the Company or any of its Subsidiaries that has not been resolved or paid in full. No written claim has been made and not resolved in full by any Governmental Authority in a jurisdiction where the Company or a Subsidiary of the Company does not file a particular type of Tax Return or pay a particular type of Tax that the Company or a Subsidiary of the Company is or may be required to file such Tax Return or pay such Tax.

(e)            There are no Liens on any of the assets of the Company or any of its Subsidiaries attributable to Taxes, other than Permitted Liens.

(f)            Neither the Company nor any of its Subsidiaries has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or extension is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(g)            Neither the Company nor any Subsidiary of the Company (i) is, or has been, a member of any affiliated, consolidated, combined or unitary Tax group, other than a group the common parent of which is the Company, or (ii) has any liability for Taxes of any Person (other than the Company or any Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous provision of U.S. state or local or non-U.S. Tax law) or as a transferee or successor.

(h)            Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)             Neither the Company nor any of its Subsidiaries has been a “distributing” corporation or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(j)            The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)            Neither the Company nor any Subsidiary of the Company is a party to, or is bound by or has any obligation under any Tax Sharing Agreement (other than agreements solely by and among the Company and its Subsidiaries).

Section 4.19.      Employee Benefit Plans. (a) Section 4.19(a) of the Company Disclosure Schedule contains a correct and complete list of each material Employee Plan. With respect to each material Employee Plan, the Company has made available to Parent true, correct and complete copies of, to the extent applicable, (i) such Employee Plan, including any amendment thereto (or, in the case of any unwritten Employee Plan, a written description thereof), (ii) each trust, insurance, annuity or other funding arrangement or amendment related thereto, (iii) the most recent summary plan description and any summary of material modifications prepared, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recent determination or opinion letter from the Internal Revenue Service, (vi) the most recent annual reports on Form 5500 (or comparable form) and accompanying schedules and attachments and (vii) all material, non-routine documents and correspondence related thereto received from or provided to the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Authority during the past three years.

(b)            Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any Title IV Plan, including any Multiemployer Plan.

(c)            Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Company, no circumstances exist or have occurred that would reasonably be expected to result in any such letter being revoked or not being issued or reissued or a penalty under the Internal Revenue Service Closing Agreement Program. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(d)            Each Employee Plan, including any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with, in all material respects, and has been operated in material compliance with all applicable requirements of Section 409A of the Code.

(e)            Except as expressly provided by this Agreement or as set forth in Section 4.19(e) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise), of compensation or benefits, or increase the amount payable or trigger any other obligation, in each case, under any Employee Plan, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Employee Plan, other than any Employee Plan disclosed on Section 4.19(e)(iii) of the Company Disclosure Schedule, or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or would be expected to be subject to an excise Tax under Section 4999 of the Code.

(f)            Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(g)            Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including COBRA).

(h)            Each Employee Plan has been established, operated and maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since September 23, 2021, no Action (or any basis therefore) (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or threatened to involve, any Employee Plan before any arbitrator or any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC, which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a Company Material Adverse Effect.

(i)            All material contributions, premiums and payments required by and due under the terms of any Employee Plan and Applicable Law and accounting principles, have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(j)            Since January 1, 2023 through the date of this Agreement, there has been no amendment to, or written announcement by the Company or any of its Affiliates relating to, an Employee Plan which would materially increase the expense to the Company of maintaining such Employee Plan above the level of expense incurred in respect thereto for the fiscal year ended December 31, 2022.

Section 4.20.      Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and, to the Knowledge of the Company, no current Company Employee is covered by, any Collective Bargaining Agreement in his or her capacity as such. To the Knowledge of the Company, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit representing any Company Employee in his or her capacity as such.

(b)            There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority involving Company Employees. There is no, and there has not been since September 23, 2021 any, material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(c)            No consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is reasonably expected to be required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(d)            The Company and its Subsidiaries are, and have been since September 23, 2021, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment, the payment and withholding of Taxes, except for failures to comply that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other material obligation following the Closing Date under WARN.

(e)            Since September 23, 2021, (i) there has not been any Action commenced relating to, or any allegation by any Service Provider of or relating to, sex-based discrimination, sexual harassment or sexual misconduct against any Key Employee in such person’s capacity as such, and, to the Knowledge of the Company, no such Action has been threatened and (ii)  there have not been any settlement agreements or similar out-of-court pre-litigation agreements resolving such matters.

(f)            As of the date of this Agreement, no Key Employee has provided written notice to the Company or any of its Subsidiaries of his or her intention to resign or retire from employment with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or otherwise within one year after the anticipated Closing Date.

(g)            Section 4.20(g)(1) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement and redacted to the extent required by Applicable Law, containing, for each Company Employee, such employee’s name, employer, title, hire date, location, full- or part-time status, leave of absence status (and, if on leave, the nature of the leave and the expected return date to active employment, if any), whether classified as exempt under the Fair Labor Standards Act, current annual salary or wage rate, and current target annual bonus opportunity. Section 4.20(g)(2) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement and redacted to the extent required by Applicable Law, containing, for each independent contractor who is an individual currently engaged by the Company or any of its Subsidiaries and who received aggregate payments from the Company and its Subsidiaries for the fiscal year ended December 31, 2022, or is reasonably expected to receive aggregate payments from the Company and its Subsidiaries for the fiscal year ending December 31, 2023, in excess of $100,000, such contractor’s name, required termination notice period, if any, and rate of compensation.

Section 4.21.      Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no written notice, notification, demand, request for information from a Governmental Authority, summons or order has been received, no complaint has been filed, and no penalty has been assessed, and no Action is pending or, to the Knowledge of the Company, threatened, by any Person against the Company or any of its Subsidiaries under any Environmental Law or Environmental Permit that now remains pending or unresolved; (ii) the Company and its Subsidiaries are and since September 23, 2021 have been in compliance with all Environmental Laws, and such compliance includes obtaining, maintaining, timely renewing, and complying with, all Environmental Permits; (iii) the Company and its Subsidiaries have not caused, and to the Knowledge of the Company, there has been no release of any Hazardous Substance at, from, in, on, under, to or about (A) any property currently or formerly owned, leased or operated by, or (B) to the Knowledge of the Company, any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case the Company or any of its Subsidiaries (or any of their respective predecessors); and (iv) the Company has made available to Parent complete and accurate copies of all environmental assessment and audit reports and studies that relate to the Company or its Subsidiaries (or any of their respective predecessors), in each case that are in the Company’s possession, custody or control.

(b)            Except as set forth on Section 4.21(b) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby requires no filings or notifications to be made or actions to be taken pursuant to (A) the New Jersey Industrial Site Recovery Act and the Connecticut Property Transfer Law and (B) any financial assurance, bond, letter of credit or similar instrument required for the operations of the Company or its Subsidiaries under any Environmental Law or Environmental Permit.

Section 4.22.      Material Contracts. (a) As of the date hereof, except as set forth in Section 4.22(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract, which is in effect as of the date hereof:

(i)            that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act;

(ii)           that (A) are employment, independent contractor, consulting, severance or similar agreements with individuals (but not entities) under which the Company or any of its Subsidiaries is or could become obligated to provide annual base compensation or payments in excess of $175,000, other than any offer letter that does not materially deviate from the form offer letter made available to Parent or (B) provide for any change in control, retention, transaction or similar bonus or payments;

(iii)          that (or, together with additional related Contracts with the same Person or its Affiliates) involves the payment of amounts by the Company or any of its Subsidiaries of more than $5,000,000 in the fiscal year ended December 31, 2022 or more than $3,000,000 in the 6-month period ended on July 1, 2023 and that cannot be cancelled by the Company or its applicable Subsidiary without penalty or further payment on no more than ninety (90) calendar days’ notice;

(iv)          that (or, together with additional related Contracts with the same Person or its Affiliates) involves the receipt of amounts by the Company or any of its Subsidiaries of more than $20,000,000 in the fiscal year ended December 31, 2022 or more than $14,000,000 in the 6-month period ended on July 1, 2023;

(v)           relating to any material partnership, strategic alliance or joint venture;

(vi)          any material co-packing or co-manufacturing Contract or other material Contract providing for the manufacture or production of products of the Company or any of its Subsidiaries by a third party that provides for annual payments by the Company or any of its Subsidiaries (collectively) of $5,000,000 or more in the fiscal year ended December 31, 2022 or $3,000,000 or more in the 6-month period ended on July 1, 2023;

(vii)         that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock (other than acquisitions or dispositions of inventory or raw materials and supplies in the ordinary course of business) (A) for aggregate consideration under such Contract in excess of $5,000,000 or (B) pursuant to which the Company or its Subsidiaries has continuing material “earn-out” or other contingent payment obligations or any material indemnification obligations;

(viii)        providing for indemnification by the Company or any its Subsidiaries and that is material to the Company and its Subsidiaries, taken as a whole, other than indemnification obligations entered into with commercial counterparties in the ordinary course of business;

(ix)          that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any assets or any equity interests of any Person;

(x)           that restricts or purports to restrict the ability of the Company or any of its Subsidiaries to compete with or to provide services in any line of business or with any Person or in any geographic area or market segment;

(xi)          that is a Collective Bargaining Agreement;

(xii)         containing any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever that is material to the Company and its Subsidiaries, taken as a whole;

(xiii)        (A) that requires payments in excess of $120,000 in any 12-month period with (1) any beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of any class of securities of the Company or any of its Subsidiaries, (2) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any of the foregoing, including any stockholders agreement, investors’ rights agreement, registration rights agreement, tax receivable agreement or similar or related Contracts or (3) any director or officer of the Company or any of its Subsidiaries or (B) that is required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act;

(xiv)        that (A) evidences Indebtedness of the Company or any Subsidiary of the Company in excess of $10,000,000, (B) evidences a material capitalized lease obligation that is required to be classified as a balance sheet liability of the Company in accordance with GAAP or (C) restricts the payment of dividends or other distribution of assets by any of the Company or its Subsidiaries;

(xv)         requiring future capital expenditures by the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate;

(xvi)        any agency, dealer, sales representative, marketing or other similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(xvii)       pursuant to which (A) the Company or any of its Subsidiaries grants any right, license or covenant not to sue with respect to any material Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) or (B) the Company or any of its Subsidiaries obtains any right, license or covenant not to sue with respect to any material Intellectual Property (other than (1) licenses for commercial off-the-shelf software which are generally available on non-discriminatory pricing terms, including open source software, (2) non-disclosure agreements, (3) any agreements with employees, contractors, consultants, representatives and agents of the Company or (4) non-exclusive licenses which are ancillary to the primary purpose of the Contract, including to the extent granted in connection with trademark licenses or licenses for IT and other equipment);

(xviii)      any settlement agreement (A) under which there are outstanding obligations of the Company or any of its Subsidiaries (other than immaterial obligations) or (B) imposing material future limitations on the operations of the Company or any of its Subsidiaries; or

(xix)        any enforceable commitment (orally or in writing) by the Company or any of its Subsidiaries to enter into any of the foregoing.

(b)            The Company has made available to Parent a true and complete copy of each Contract listed or required to be listed in Section 4.22(a) of the Company Disclosure Schedule (each, a “Material Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid, binding and in full force and effect and (ii) since September 23, 2021, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract, except for breaches, violations or defaults that have been cured. Since September 23, 2021, neither the Company nor any of its Subsidiaries has received notice of any party’s intent to terminate, materially modify or not renew any Material Contract.

Section 4.23.      Affiliate Transactions. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to any Contract or other transaction, agreement or binding arrangement or understanding between the Company or its Subsidiaries, on the one hand, and any Affiliates thereof (other than wholly owned Subsidiaries of such Person) on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business) and that has not been disclosed in the Company SEC Documents. Except as set forth on Section 4.23 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any Contract in effect as of the date hereof or other transaction, agreement or binding arrangement or understanding between the Company or its Subsidiaries, on the one hand, and Advent or any of its Affiliates (including any affiliated funds or management entities, but excluding portfolio companies of funds managed or affiliated with Advent or any of its Affiliates), on the other hand.

Section 4.24.      Customers; Suppliers.

(a)            Section 4.24(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the top 10 largest customers (based on gross revenue received by the Company or any of its Subsidiaries) for each of the fiscal years ended 2021 and 2022 and the 6-month period ended July 1, 2023. Opposite the name of each customer is the approximate percentage of revenues of the Company and its Subsidiaries taken in the aggregate attributable to such customer for the fiscal year ended December 31, 2022.

(b)            Section 4.24(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the 20 largest suppliers (based on spend by the Company or any of its Subsidiaries) for the fiscal year ended 2022 and the 6-month period ended July 1, 2023. Opposite the name of each such supplier is the approximate percentage of dollars paid by the Company and its Subsidiaries taken in the aggregate to such supplier for the fiscal year ended December 31, 2022.

(c)            Except for completions or expirations of contracts in accordance with their terms or as otherwise set forth on Section 4.24(c) of the Company Disclosure Schedule, since January 1, 2023, no customer or supplier listed on Section 4.24(a) or Section 4.24(b) of the Company Disclosure Schedule has notified the Company or any of its Subsidiaries in writing that it shall, or intends to, terminate its relationship with or stop, materially decrease the rate or volume of, or materially increase the price of buying or selling products and services from or to the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material disagreement, indemnity claim, claim for damages or other dispute has been asserted by the customers or suppliers listed on Section 4.24(a) or Section 4.24(b) of the Company Disclosure Schedule, on the one hand, and the Company or its Subsidiaries, on the other hand, with respect to the business relationship or any agreements between such customers or suppliers and the Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to Parent true, correct and complete copies of all material written correspondence within the last three years (i) from any supplier listed on Section 4.24(b) of the Company Disclosure Schedule to the Company or any of its Subsidiaries or (ii) from the Company or any of its Subsidiaries to any such supplier, in each case of (i) and (ii), solely to the extent related to any proposals to purchase, acquire, sell or transfer all or any portion of equity securities or substantially all of the assets of such supplier or any of its Affiliates (excluding, for the avoidance of doubt, purchases of products from any such supplier or any of its Affiliates in the ordinary course of business) or suggesting any obligation on the part of the Company or any of its Subsidiaries to make any payment upon a change of control, merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries.

Section 4.25.      Food Regulatory Matters. Since September 23, 2021:

(a)            except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and each of its Subsidiaries has been, and each is, in compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, the Fair Packaging and Labeling Act, and the applicable regulations, standards, guidance and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder, Applicable Law of the U.S. Department of Agriculture (the “USDA”), all Applicable Law enforced by the U.S. Federal Trade Commission (the “FTC”), including the Federal Trade Commission Act and the applicable FTC regulations and requirements and any applicable requirements established by any state, local or foreign Governmental Authority (together with the FDA, FTC and the USDA, collectively, the “Food Authorities”) and (ii) all terms and conditions imposed in any Permits granted by any Food Authority, including, in each case, any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, requirements relating to food contact substances, food standards, product composition requirements, testing requirements, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory requirements, storage and warehousing requirements, shipping requirements, export and import requirements and shelf-life requirements;

(b)            except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of (i) the Company or any of its Subsidiaries or (ii) to the Knowledge of any Company, with respect to the Company’s or any of its Subsidiaries’ products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute such products, has received or is subject to, or has been subject to, (A) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from the FDA alleging or asserting material noncompliance with any legal requirement, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or any other Food Authority or (B) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority;

(c)            except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth by other Governmental Authorities;

(d)            except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company and its Subsidiaries nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. § 335a(b) or any similar laws;

(e)            the Company and its Subsidiaries have not received written notice of any pending or threatened Action from any Food Authorities or any other Governmental Authority alleging that any operation or activity of the Company or any of its Subsidiaries is in material violation of the FDCA, any other Applicable Law with respect to the formulation, manufacturing, labeling, advertising, or distributing of food, or the respective counterparts thereof promulgated by applicable state Governmental Authorities or Governmental Authorities outside the United States;

(f)            except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has not been any material violation of any Applicable Law by the Company or any of its Subsidiaries in its product development efforts, submissions or reports to any Governmental Authority that could reasonably be expected to require investigation, corrective action or enforcement action;

(g)            except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is engaging in or has since September 23, 2021 engaged in, unfair competition or trade practices or any false, deceptive, unfair, or misleading advertising or promotional practices under Applicable Law of any jurisdiction in which the Company or any of its Subsidiaries operates or markets or sells its products; and

(h)            the Company has not received any written notification from or, to the Knowledge of the Company, been subject to any action or threatened action by any Governmental Authority or private party in California alleging a violation of Proposition 65 with respect to any of the Company and its Subsidiaries’ products.

Section 4.26.      Finders’ Fees. Except for Centerview Partners LLC and Goldman Sachs & Co. LLC, copies of whose engagement agreements have been provided to Parent, there is no financial advisor, investment banker, broker, finder or other similar intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its controlled Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.27.      Opinion of Financial Advisor. The Board of Directors has received the opinion of Goldman Sachs & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the $23.00 in cash per Share to be received pursuant to, and in accordance with, the terms of this Agreement by holders of Shares is fair, from a financial point of view, to such holders. A written copy of such opinion will be delivered promptly after the date hereof to Parent for informational purposes only.

Section 4.28.      Antitakeover Statutes. (a) Assuming that none of Parent, Merger Sub or any of their “affiliates” and “associates” are or have been at any time within the past three years, an “interested stockholder” of the Company, as those terms are defined in Article X of the Company’s certificate of incorporation as in effect on the date hereof, the Company has taken all action necessary to exempt the Merger, this Agreement, and the transactions contemplated hereby from the limitations on business combinations set forth in Article X of the Company’s certificate of incorporation, and, accordingly, neither such provisions of the Company’s certificate of incorporation nor any antitakeover or similar statute or regulation applies or purports to apply to any such transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b)            Assuming the accuracy of the representations and warranties of Parent and Merger Sub, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation or any antitakeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Merger or the other transactions contemplated by this Agreement. There is no rights agreement, stockholder rights plan, tax preservation plan, net operating loss preservation plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.

Section 4.29.      No Other Representations or Warranties. The representations and warranties by Parent and Merger Sub set forth in this Agreement constitute the sole and exclusive representations and warranties of such parties in connection with the transactions contemplated hereby, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub. The Company represents, warrants, acknowledges and agrees that (a) neither Parent nor Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, (b) it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5 and (c) no employee, agent, advisor or other representative of Parent or Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement. Except as provided in Article 5, without limiting the foregoing, the Company represents, warrants, acknowledges and agrees that (i) neither Parent nor any of its Representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding Parent or its Affiliates furnished or made available to the Company and its Representatives, except as expressly set forth in this Agreement and (ii) none of Parent, Merger Sub or any other Person shall be subject to any liability to the Company or any other Person resulting from Parent’s or Merger Sub’s making available to the Company or the Company’s use of such information, or any information, documents or material made available to the Company in any due diligence materials provided to the Company, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.

Article 5
Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 5.01.      Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.      Corporate Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority, as applicable, to perform its respective obligations hereunder and consummate the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.      Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by or with respect to Parent or Merger Sub with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.      Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) assuming compliance with the matters referred to in clauses (a) through (d) of Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (c) assuming compliance with the matters referred to in clauses (a) through (d) of Section 5.03, require payment or notice to, or any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute violation or breach of, or give rise to any right of termination, suspension, cancellation, acceleration or any other change of any rights or obligations of Parent or any of its Subsidiaries, or loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding on Parent or any of its Subsidiaries or any Permit affecting, or relating to, the assets or business of the Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.      Capitalization of Merger Sub. All of the issued and outstanding shares of capital stock of, and other equity, voting, beneficial or ownership interests in, Merger Sub are held of record and beneficially owned solely by Parent.

Section 5.06.      Financing. Parent has, or will have as of the Effective Time, sufficient cash on hand to enable Parent and Merger Sub to consummate the Merger and to pay all fees, expenses or other amounts payable by Parent or Merger Sub under or in connection with this Agreement or the transactions contemplated hereby, including the aggregate Merger Consideration payable to all holders of Shares under Section 2.02 and all amounts payable to holders of Shares of Company Restricted Stock under Section 2.05.

Section 5.07.      Disclosure Documents. The information with respect to Parent, Merger Sub and their Subsidiaries that Parent supplies to the Company, and any other information Parent supplies or that is supplied on behalf of Parent (at Parent’s direction), in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.08.      Not an Interested Stockholder. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been at any time within the last three years, an “interested stockholder” (in each case as such terms are defined in Article X of the Company’s certificate of incorporation as in effect on the date hereof) of the Company. Without limiting the generality of the foregoing, neither Parent nor Merger Sub has taken, or has authorized or directed any of their respective officers, directors, employees, investment bankers, attorneys or other advisors or representatives to take, any action that would cause either Parent or Merger Sub to be deemed an “interested stockholder” (as such term is defined in Article X of the Company’s certificate of incorporation as in effect on the date hereof) of the Company. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns or holds, and at all times within the last three years, neither Parent nor any of Parent’s Affiliates has owned or held, beneficially or otherwise, any Shares or any securities, rights or obligations convertible into or exercisable or exchangeable for Shares.

Section 5.09.      Finders’ Fees. Except for Evercore Group L.L.C., whose fees will be paid by Parent, there is no investment banker, broker, finder or other similar intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.10.      No Other Representations or Warranties. The representations and warranties by the Company set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company. In connection with their due diligence investigation of the Company, Parent and Merger Sub have received and may continue to receive after the date hereof from the Company certain estimates, projections, forecasts and other forward-looking information regarding the Company and its businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements and that Parent and Merger Sub will have no claim against the Company with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Each of Parent and Merger Sub represents, warrants, acknowledges and agrees that (a) none of the Company, any of its Affiliates or any Representative of any of the foregoing has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4, (b) it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 and (c) no employee, agent, advisor or other Representative of the Company or any Affiliate thereof has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement. Except as provided in Article 4, without limiting the foregoing, each of Parent and Merger Sub represents, warrants, acknowledges and agrees that (i) none of the Company, any of its Affiliates or any of their respective Representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub or their respective Representatives, except as expressly set forth in this Agreement and (ii) none of the Company, any of its Affiliates, any of their respective Representatives or any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s or any such other Person’s making available to Parent or Merger Sub or their respective Representatives or Parent’s or Merger Sub’s or their respective Representatives’ use of such information, or any information, documents or material made available to Parent or Merger Sub or any their respective Representatives in any due diligence materials provided to any such person, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.

Article 6
Covenants of the Company

The Company covenants and agrees that:

Section 6.01.      Conduct of the Company. During the period from the date hereof until the Effective Time, except (A) as expressly required or permitted by this Agreement, (B) with the prior written consent of Parent in each instance (which consent shall not be unreasonably withheld, conditioned or delayed), (C) as required by Applicable Law or (D) as set forth in Section 6.01 of the Company Disclosure Schedule, (1) the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business substantially consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) comply with Applicable Laws and its Contracts, and maintain in effect all necessary material Permits, (iii) keep available the services of its directors, officers and key employees on commercially reasonable terms (other than for routine terminations of employment services in the ordinary course of business substantially consistent with past practice) and (iv) preserve satisfactory business relationships with its material customers, lenders, suppliers and others having material business relationships with it; provided, however, that no COVID-19 Response shall be deemed to be a breach of this clause (1), so long as, to the extent reasonably practicable, prior to taking any COVID-19 Response, the Company provides advance notice to and consults with Parent in good faith with respect thereto, and (2) the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)            amend, supplement or otherwise change its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)            enter into any new line of business outside the existing businesses of the Company and its Subsidiaries as of the date of this Agreement;

(c)            (i) adjust, split (including any reverse stock split), combine, subdivide, recapitalize, exchange or reclassify any shares of its capital stock, (ii) declare, authorize, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including any Shares), except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise purchase or acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock (including any Shares), Company Securities or any Company Subsidiary Securities;

(d)            (i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the vesting or settlement, as applicable, of any Company Equity Award that are outstanding on the date of this Agreement in accordance with the terms of those awards as in effect on the date of this Agreement, and (B) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company or (ii) amend or otherwise change any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e)            incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,500,000 in the aggregate;

(f)             acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business substantially consistent with past practice, (ii) supplies, assets, securities, properties, interests or business with a value not exceeding $1,000,000 individually or $2,500,000 in the aggregate or (iii) supplies pursuant to Contracts in effect on the date hereof;

(g)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(h)            sell, lease, license or otherwise transfer, or dispose of, mortgage, sell and lease back or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses or other interests therein whether tangible or intangible (including securitizations) (other than Intellectual Property) that is material to the Company and its Subsidiaries, taken as a whole, other than (i) sales of inventory in the ordinary course of business substantially consistent with past practice or sales of or disposals of obsolete or worthless assets at the end of their scheduled retirement, (ii) pursuant to Contracts in effect on the date hereof or entered into in compliance with this Section 6.01, (iii) Permitted Liens, (iv) transfers among the Company and its wholly owned Subsidiaries, or among the wholly owned Subsidiaries of the Company, in the ordinary course of business and (v) transactions involving assets, securities, properties, interests or businesses or other interests with a value not exceeding $1,000,000 in the aggregate;

(i)             sell, assign, lease, license, sublicense, transfer, convey, abandon, permit to lapse, incur any Lien (other than a Permitted Lien) on, or otherwise dispose of or fail to maintain, enforce or protect any material Owned Intellectual Property or Licensed Intellectual Property (except for (A) non-exclusive licenses or sublicenses of Intellectual Property granted by the Company or any of its Subsidiaries to its suppliers, distributors, manufacturers, or customers, or otherwise, in each case, in the ordinary course of business substantially consistent with past practice or (B) abandonments, lapses or failures to maintain in the ordinary course of business substantially consistent with past practice);

(j)             make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) routine travel or payroll advances made to employees or independent contractors, (ii) for indemnification, attorneys’ fees and expenses or other business expenses paid or advanced to or on behalf of directors, officers, employees or independent contractors, (iii) extended payment terms for customers, (iv) transactions solely between or among the Company or any of its Subsidiaries or (v) in the ordinary course of business substantially consistent with past practice;

(k)            (i) create, incur, assume, suffer to exist, provide any guarantee of or otherwise become liable with respect to any Indebtedness other than in the ordinary course of business substantially consistent with past practice, or (ii) repay, redeem, repurchase or otherwise retire any material Indebtedness (other than as required by its terms or in connection with the Closing as contemplated by this Agreement);

(l)             other than in the ordinary course of business substantially consistent with past practice, as provided in Section 6.01(m) of the Company Disclosure Schedule or as required by Applicable Law or by any Employee Plan or Contract in effect as of the date of this Agreement: (i) enter into, amend or modify in any material respect or terminate or fail to renew any Material Contract or any Contract that would constitute a Material Contract (in either case, under which the Company and its Subsidiaries has made or received or is expected to make or receive, aggregate payments under such Contracts in excess of $3,000,000) if it were in effect on the date of this Agreement or (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any such Material Contract (it being understood for purposes of this clause (l) only, that the reference in Section 4.22(a)(iv) to “$20,000,000” shall be deemed to be a reference to “$10,000,000” and the reference in Section 4.22(a)(vi) to “$5,000,000” shall be deemed to be a reference to “$3,000,000”);

(m)           except as required by Applicable Law or the terms of an Employee Plan or Contracts, each as in effect on the date of this Agreement, (i) increase any compensation or grant, amend or increase any bonus or welfare or similar benefits or grant, amend or increase any severance, retention, change in control or termination pay payable or provided to any current or former Service Provider; provided, however, that, for the avoidance of doubt, the foregoing shall not prohibit (A) grants of annual bonus or commission opportunities to newly hired employees consistent with existing bonus plans as in effect on the date hereof in the ordinary course of business substantially consistent with past practice and (B) in the event the Closing does not occur prior to the regularly scheduled payment date of 2023 annual cash bonuses by the Company or any of its Subsidiaries, the payment of 2023 annual cash bonuses (as applicable) in the ordinary course of business in accordance with the terms and conditions of the applicable Employee Plan as in effect on the date hereof, (ii) the grant of any equity or equity-based awards to, or the discretionary acceleration of the vesting or payment of any equity or equity-based awards held by, any current or former Service Provider, (iii) entering into or amending any employment, independent contractor, severance, retention, change in control, termination pay, retirement, deferred compensation, transaction bonus or similar agreement or arrangement with any current or former Service Provider, except with respect to (A) offer letters with newly hired or promoted employees who, following such hire or promotion, will not be Key Employees, in the ordinary course of business and (B) consulting agreements with individual independent contractors with annual base compensation of less than $100,000 in the ordinary course of business, provided that, such offer letters and consulting agreements under clauses (A) and (B), respectively, do not provide for severance benefits (other than, in the case of an offer letter, providing that the employee will be eligible to participate in the severance programs listed on Section 7.03(a) of the Company Disclosure Schedule) or change in control, retention, or transaction payments or benefits, (iv) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement other than (A) de minimis administrative amendments made in the ordinary course of business or (B) amendments made in connection with the annual renewal of a health and welfare benefit plan in the ordinary course of business, provided, in each case, that such changes do not, individually or in the aggregate, materially increase the cost of maintaining such Employee Plan as compared to the cost of maintaining such Employee Plan as of the date of this Agreement, (v) recognize any new union, works council or similar employee representative representing any Company Employee in his or her capacity as such, (vi) hire any employees who, upon hire, would be a Key Employee or (vii) terminate the employment of any Key Employee other than for cause;

(n)            change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(o)            settle, release, waive, discharge or compromise, (i) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) involving or against the Company or any of its Subsidiaries that results in a payment obligation (net of insurance proceeds) by the Company or any of its Subsidiaries in excess of $250,000 individually or $500,000 in the aggregate, or that imposes any material restrictions or limitations upon the operations or business of the Company or any of its Subsidiaries or equitable or injunctive remedies or the admission of any criminal wrongdoing or any admission of guilt (through a plea or otherwise) or (ii) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes) that relates to the transactions contemplated hereby;

(p)            (i) make, change or revoke any material election with respect to Taxes, (ii) file any amended material Tax Return, (iii) settle or compromise any material Tax claim, audit or assessment, (iv) prepare or file any material Tax Return in a manner inconsistent with past practice, (v) change any material Tax accounting method, (vi) change any Tax accounting period, (vii) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, offset or reduction in Tax or (viii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than any such extensions or waivers automatically granted);

(q)            (i) take any action that would reasonably be expected to result in the cancellation of existing material insurance policies or material insurance coverage of the Company or any of its Subsidiaries or (ii) fail to use commercially reasonable efforts to maintain in full force and effect existing material insurance policies (or substantially similar replacements thereto) in the ordinary course of business, provided that in the event of a termination, cancellation or lapse of any material insurance policy, the Company shall use commercially reasonable efforts to promptly obtain replacement policies providing substantially comparable insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof; or

(r)             agree, resolve or commit to do any of the foregoing.

Section 6.02.      Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and (x) the Confidentiality Agreement dated as of June 22, 2023 between the Company and Parent, (y) the Clean Team Agreement dated as of June 23, 2023 between the Company and Parent and (z) the Common Interest and Joint Defense Agreement dated as of July 17, 2023 between the Company and Parent (collectively, (x), (y) and (z) are referred to as the “Confidentiality Agreement”), the Company shall (and shall cause its Subsidiaries to) (or in the case of work papers, shall use its commercially reasonable efforts to), upon reasonable prior written notice (a) provide Parent and its officers, directors, employees, investment bankers, attorneys, lenders, underwriters, accountants, consultants or other agents, advisors or other representatives (“Representatives”) reasonable access to the Representatives properties, books and records, work papers and other documents of the Company and its Subsidiaries (including existing financial and operating data relating to the Company and its Subsidiaries), in each case consistent with the access provided to Parent and its Representatives during the due diligence investigation conducted by Parent in connection with the transactions contemplated by this Agreement prior to the date hereof and (b) furnish to Parent and its Representatives such existing information as such Persons may reasonably request within a reasonable time of such request, including copies of such existing information. Any investigation pursuant to this Section shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Notwithstanding anything in this Section 6.02 to the contrary: (i) nothing in this Section 6.02 shall require the Company or any of its Subsidiaries to (A) make any work papers of its auditors or accountants available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to the Company and such auditors or accountants or (B) provide any information, documents or access that would impair (based on the advice of the Company’s outside legal counsel) any attorney-client privilege of the Company or any of its Subsidiaries, or any Representative of the foregoing, or any protection under the work product doctrine or any similar privilege or protection, provided that, with respect to this clause (B), the Company shall use reasonable best efforts to implement appropriate and mutually agreeable measures to permit the disclosure of any such information in a manner to remove the basis for the non-disclosure to the greatest extent possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided; and (ii) any access to the Company’s or any of its Subsidiaries’ properties shall be subject to the Company’s reasonable security and insurance measures and shall not include the right to conduct any environmental testing, sampling or other intrusive investigations of any kind. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.03.      No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize, allow or permit any of its or their Representatives (other than non-officer employees) to (and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ non-officer employees to not), directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into, engage in or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records work papers and other documents related to the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, in each case with respect to an Acquisition Proposal, (iii) (A) qualify, withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to qualify, withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, or resolve to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors (or any duly authorized committee thereof) of the type contemplated by Rule 14d-9(f) under the 1934 Act, (D) other than with respect to a tender or exchange offer in a manner described in clause (C), following the date any Acquisition Proposal or any material modification thereto is first publicly announced, fail to issue a press release reaffirming the Company Board Recommendation within ten Business Days after a request by Parent to do so or (E) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, indication of interest, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

(b)            Exceptions. Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Requisite Company Vote:

(i)            the Company, directly or indirectly through its Representatives, may (A) engage in discussions and negotiations (and otherwise cooperate) with (and may assist and participate in and facilitate any effort by) any Third Party (or any Representative of any Third Party) that has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors (or any duly authorized committee thereof) determines in good faith, after consultation with its legal counsel and financial advisors, is, or would reasonably be expected to become, a Superior Proposal, provided that such Acquisition Proposal did not result from a breach by the Company of Section 6.03(a), and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries (and access of the type described in Section 6.03(a)) pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (including standstill obligations, with the understanding that: (1) no such standstill obligations shall prohibit such Third Party from submitting to the Company a confidential Acquisition Proposal (even if: (I) such Acquisition Proposal would be required by the Company to be publicly disclosed; or (II) such submission would arguably violate other clauses of such standstill, such as a prohibition on attempting to influence the Company) and (2) notwithstanding anything in this Agreement or in any confidentiality agreement with a Third Party to the contrary, nothing in this Agreement shall limit the Company’s ability to waive any such standstill obligations if the Board of Directors or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel) that the failure to grant such waiver would be inconsistent with its fiduciary duties under Delaware law), provided that all such information that has not been previously provided or made available to Parent or its Representatives, other than immaterial information, is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Third Party or its Representatives; and

(ii)            subject to compliance with Section 6.03(d), the Board of Directors (or any duly authorized committee thereof) may make an Adverse Recommendation Change (A) following receipt by the Company of an Acquisition Proposal that the Board of Directors (or any duly authorized committee thereof) determines in good faith, after consultation with its legal counsel and financial advisors, constitutes a Superior Proposal (provided that such Superior Proposal did not result from a breach by the Company or the Board of Directors of Section 6.03) or (B) in response to events, changes or developments in circumstances that are material to the Company and its Subsidiaries, taken as a whole, that were not known to or reasonably foreseeable by the Board of Directors as of or prior to the date hereof (or if known, the consequences of which were not known or reasonably foreseeable) and that become known to the Board of Directors after the date hereof (an “Intervening Event”); provided that in no event shall the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal constitute or contribute to an Intervening Event;

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel) that the failure to take any such action would be inconsistent with its fiduciary duties under Delaware law. In addition, nothing contained herein shall prevent the Board of Directors (or any duly authorized committee thereof) from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided, however, that the foregoing shall in no way eliminate or modify the effect that any such action taken or statement made has under this Agreement.

(c)            Required Notices. The Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or, to the Knowledge of the Company, any of its Representatives) of any Acquisition Proposal, any definitive indication that a Third Party is intending to make or will be making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, records, work papers or other documents relating to the Company or any of its Subsidiaries by any Third Party that has definitively indicated that it is intending to make or will be making, or has made, an Acquisition Proposal. Such notice shall be in writing and shall identify the Third Party making, and the terms and conditions (other than immaterial terms and conditions) of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and material details of any such Acquisition Proposal, indication or request and shall promptly (but in no event later than 48 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided by such Third Party or any of its Affiliates or Representatives to the Company or any of its Subsidiaries that describes any terms or conditions (other than immaterial terms and conditions) of any Acquisition Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d)            “Last Look”. Further, the Board of Directors (or any duly authorized committee thereof) shall not make an Adverse Recommendation Change in response to an Acquisition Proposal or terminate this Agreement pursuant to Section 10.01(d)(i), unless (i) the Company notifies Parent, in writing at least four Business Days before taking that action, of its intention to do so, specifying in reasonable detail the reasons for such Adverse Recommendation Change and/or such termination, attaching (A) in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 10.01(d)(i), a substantially final version of the proposed agreement under which such Superior Proposal is proposed to be consummated and identifying the Third Party making the Acquisition Proposal, or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (ii) the Company has negotiated, and has caused its Representatives to negotiate in good faith with Parent during such notice period any revisions to the terms of this Agreement that Parent proposes and (iii) following the end of such notice period, the Board of Directors (or any duly authorized committee thereof) shall have determined, in consultation with outside legal counsel and its independent financial advisor, and giving due consideration to such revisions as are proposed by Parent in writing in an unconditional offer by which Parent intends to be legally bound, that (A) in the case of any Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 10.01(d)(i), such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent are in writing in an unconditional offer by which Parent intends to be legally bound and assuming such revisions were to be given effect) (it being understood and agreed that any amendment to the financial terms, and any amendment to any of the other material terms, of such Superior Proposal shall require a new written notification from the Company under this Section 6.03(d); provided that for the purposes of such new notification the reference to “four Business Days” in Section 6.03(d)(i) shall be deemed to be “three Business Days”) and (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, such Intervening Event would nevertheless necessitate the need for such Adverse Recommendation Change (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notification from the Company; provided, however, that for the purposes of any such new notification the reference to “four Business Days” in Section 6.03(d)(i) shall be deemed to be “three Business Days”), and, in either case, the Board of Directors or a duly authorized committee thereof determines in good faith that the failure to take any such action would be inconsistent with its fiduciary duties under Delaware law.

(e)            Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any bona fide, written Acquisition Proposal (that is not made as a result of breach of this Section 6.03) after the date of this Agreement for at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that, after taking into account all the terms and conditions of the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), the Board of Directors (or any duly authorized committee thereof), determines, in good faith (after consultation with its outside legal counsel and financial advisors) are more favorable from a financial point of view to the Company’s stockholders than the terms provided hereunder (taking into account: (i) any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d), and (ii) all financial, legal, regulatory and other aspects of such Acquisition Proposal, including the timing and likelihood of consummation thereof).

(f)            Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party (or any Representatives of any Third Party) conducted prior to the date hereof with respect to any Acquisition Proposal made by such Third Party. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy (subject to customary limitations) all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information), and the Company confirm to Parent that is has received certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable. Following any notice from the Company under Section 6.03(d) which results in an amendment to the terms of this Agreement, the Company shall be required to perform its obligations again under this Section 6.03(f) promptly following the execution of any such amendment.

Article 7
Covenants of Parent

Parent covenants and agrees that:

Section 7.01.      Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent shall duly execute and deliver a written consent in its capacity as the sole stockholder of Merger Sub duly adopting this Agreement and the transactions contemplated hereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

Section 7.02.      Director and Officer Liability. Parent shall, and, as applicable, shall cause the Surviving Corporation, to, and the Surviving Corporation shall, do the following:

(a)            For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and each of its Subsidiaries and any present and former officers and directors of the Company or one of its Subsidiaries who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent or trustee (or equivalent position) of another Person (each, an “Indemnified Person”) against and from any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), fines, liabilities, judgments, and amounts that are paid in settlement in any threatened (in writing) or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or any of its Subsidiaries, or served at the request of the Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent or trustee of another Person prior to the Effective Time, (ii) matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions contemplated by this Agreement or (iii) the enforcement of any Indemnified Person’s rights under this Section 7.02 (each of (i), (ii) and (iii), collectively “Indemnity Proceedings”), in each case (it being agreed that the following (A) and (B) shall only apply to the Surviving Corporation’s obligations under this sentence and not Parent’s obligations): (A) whether asserted or claimed prior to, at, or after the Effective Time; and (B) to the same extent such Indemnified Persons are indemnified as of the date of this Agreement by the Company pursuant to Applicable Law, the organizational documents of the Company and its Subsidiaries and indemnification agreements in existence on the date of this Agreement (collectively, the “D&O Indemnification Documents”); provided, however, that, in each case, such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. To the extent permitted under Applicable Law, Parent shall, or shall cause the Surviving Corporation to, promptly advance all out-of-pocket expenses of each Indemnified Person in connection with any Indemnity Proceeding as such expenses (including attorneys’ fees, expenses and disbursements) are incurred upon receipt from such Indemnified Person of a request therefor (accompanied by invoices or other relevant documentation); provided, however, that the director or officer of the Company and its Subsidiaries to whom expenses are advanced undertakes, to the extent required under Applicable Law, to repay such advanced expenses to Parent or the Surviving Corporation if it is ultimately determined that such director or officer is not entitled to indemnification under Applicable Law or the D&O Indemnification Documents.

(b)            Without limiting Section 7.02(a), for six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement in effect between any of the Company and its Subsidiaries and any Indemnified Person; and (ii) any indemnification provision, expense advancement provision and any exculpation provision set forth in the organizational documents of the Company and its Subsidiaries in effect on the date of this Agreement. The certificate of incorporation and bylaws of the Surviving Corporation and equivalent organizational documents of the Surviving Corporation’s Subsidiaries shall contain the provisions with respect to indemnification, expense advancement and exculpation from liability that are no less advantageous than the indemnification, expense advancement and exculpation from liability provisions set forth in the organizational documents of the Company and its Subsidiaries on the date of this Agreement, and, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, operation of law or otherwise) in any manner that could adversely affect the rights thereunder of any Indemnified Person.

(c)            Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall (or shall cause the Surviving Corporation to), as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). The Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto and the cost of any such tail policy shall not exceed 300% of the aggregate annual premium paid by the Company in respect of the D&O Insurance (which amount is set forth in Section 7.02(c) of the Company Disclosure Schedule).

(d)            If either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as applicable) shall assume the obligations set forth in this Section 7.02.

(e)            The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the organizational documents of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. The rights of each Indemnified Person under this Section 7.02 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.03.      Employee Matters.

(a)            For the period commencing on the Closing Date and ending on the first anniversary thereof (the “Continuation Period”), Parent shall provide, or shall cause its Affiliates (including the Surviving Corporation) to provide, each Continuing Employee, to the extent employed by Parent or one of its Affiliates (including the Surviving Corporation), with (i) a base salary or wage rate and target cash annual bonus opportunity that is no less favorable than such Continuing Employee’s base salary or wage rate and target cash annual bonus opportunity as of immediately prior to the Closing, (ii) employee benefits, including any executive benefit programs, that are no less favorable in the aggregate than such employee benefits as were provided to such Continuing Employee by the Company and its Subsidiaries as of immediately prior to the Closing, in each case excluding only defined benefit pension benefits, non-qualified deferred compensation benefits, retiree health and welfare benefits, severance benefits, equity and equity-based compensation and change in control, transaction or retention bonuses or payments and (iii) severance benefits consistent with the severance benefits set forth on Section 7.03(a) of the Company Disclosure Schedule For the Continuation Period, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to honor and perform the plans, programs and arrangements disclosed on Section 7.03(a) of the Company Disclosure Schedule (it being understood that Parent acknowledges and agrees that the Merger constitutes a “change in control,” “change of control” or term of similar import under such plans, programs and arrangements such that at the Closing a “change in control,” “change of control” or term of similar import shall have occurred under each such plan, program and arrangement).

(b)            With respect to annual cash incentives, Parent shall, or shall cause its Affiliates to, pay to each Continuing Employee who is a participant in an Employee Plan that is an annual cash incentive plan, including for the avoidance of doubt, the Sovos Brands, Inc. Annual Incentive Plan, a cash bonus as follows: (i) in the event the Closing occurs prior to the regularly scheduled payment date with respect to fiscal year 2023 bonuses, each Continuing Employee will be eligible to receive his or her annual cash bonus for 2023 (which shall not be prorated based on the Closing Date), the amount of which will be determined in good faith by the Compensation Committee of the Company’s Board of Directors (as constituted prior to the Closing) in accordance with the applicable Employee Plan (to the extent consistent with this Section 7.03(b)) and based on the achievement of the applicable performance targets set by the Compensation Committee of the Company’s Board of Directors for 2023 (measured as of the Closing Date if the Closing occurs in 2023) (the “2023 Annual Bonuses”), which such 2023 Annual Bonuses shall be payable on the earlier of the date contemplated by the last sentence of this Section 7.03(b) and the Company’s regularly scheduled annual bonus payment date, subject to the Continuing Employee’s employment with Parent and its Affiliates (including the Surviving Corporation) through the applicable payment date (it being understood that, for the avoidance of doubt, nothing in this clause (i) shall limit or modify any rights any Person has under the plans, programs and arrangements disclosed on Section 7.03(a) of the Company Disclosure Schedule, but in no event shall result in the duplication of any annual bonus-based payment (including any pro-rata bonus payment) thereunder); and (ii) in the event the Closing occurs in 2024, each Continuing Employee will be eligible to receive a prorated annual cash bonus for the pre-Closing stub portion of 2024, the amount of which will be determined in good faith by the Compensation Committee of the Company’s Board of Directors (as constituted prior to the Closing) in accordance with the applicable Employee Plan (to the extent consistent with this Section 7.03(b)) and based on the achievement of the applicable performance targets set by the Company, in accordance with Item 8 of Section 6.01(m) of the Company Disclosure Schedule, in the ordinary course of business, which shall be measured as of the Closing Date and prorated based on the number of days elapsed between January 1, 2024 and the Closing Date (the “2024 Annual Bonuses”), which such 2024 Annual Bonuses shall be payable on the earlier of the date contemplated by the last sentence of this Section 7.03(b) and the Company’s scheduled annual bonus date (to be scheduled in the ordinary course of business), subject to the Continuing Employee’s employment with Parent and its Affiliates (including the Surviving Corporation) through the applicable payment date (it being understood that, for the avoidance of doubt, nothing in this clause (ii) shall limit or modify any rights any Person has under the plans, programs and arrangements disclosed on Section 7.03(a) of the Company Disclosure Schedule, but in no event shall result in the duplication of any annual bonus-based payment (including any pro-rata bonus payment) thereunder). For the avoidance of doubt, following the Closing, and in furtherance of its obligations pursuant to Section 7.03(a)(i), the applicable Continuing Employees will be eligible to participate in an annual cash bonus program established by Parent for the post-Closing portion of 2024, with the applicable performance targets thereunder determined in good faith by Parent. The 2023 Annual Bonus or the 2024 Annual Bonus, as applicable, shall be paid to the applicable Continuing Employee no later than 75 days following the end of the applicable calendar year.

(c)            With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Closing (except with respect to any retiree health or welfare plan, or defined benefit pension plan or, solely with respect to benefit accrual and vesting, any future long-term incentive program awards (in each case, except as may be used for purposes of determining comparability under Section 7.03(a) above, and for the avoidance of doubt, including any Parent equity awards granted in respect of Company Equity Awards pursuant to Section 2.05)), for purposes of determining eligibility to participate and vesting (but not for benefit accrual purposes, except for paid time off and severance), such Continuing Employee’s service with the Company or any of its Subsidiaries, or any predecessor of the Company, prior to the Closing shall be treated as service with Parent and its Affiliates to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any analogous Employee Plan; provided, however, that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service.

(d)            With respect to any health and welfare plan maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Closing and any employee benefit that Parent is required to honor pursuant to Section 7.03(a) above, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to, use commercially reasonable efforts to (i) waive, or cause to be waived, eligibility conditions, preexisting conditions, limitations and exclusions, and waiting periods with respect to participation by and coverage of the any Continuing Employees and their eligible dependents to the same extent such eligibility conditions, preexisting conditions, limitations, exclusions and waiting periods were satisfied, or were waived, under any comparable Employee Plan prior to the Closing, and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles, maximum out-of-pocket requirements, and similar expenses incurred by each Continuing Employee or their covered dependents during the calendar year in which the Closing, to the same extent recognized under any comparable Employee Plan prior to the Closing, occurs as if such amounts had been paid under and in accordance with any similar plans maintained by Parent or its Affiliates.

(e)            Unless otherwise determined by Parent, prior to the Closing Date, the Company shall take all actions that may be necessary or appropriate to terminate, as of the day immediately preceding the Closing Date, each Employee Plan that contains a Code Section 401(k) feature and that, not later than five Business Days prior to the Closing Date, Parent requests that the Company terminate. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of such Employee Plans shall be subject to Parent’s prior review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). The Company shall provide Parent with evidence that such plan has been terminated prior to the Closing Date.

(f)            Five calendar days prior to the Closing, the Company will provide Parent with a revised version of Section 4.05(a) of the Company Disclosure Schedule and Section 4.20(g)(1) and (2) of the Company Disclosure Schedule, in each case updated as of the most recent practicable date.

(g)            Nothing in this Section 7.03, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former Service Provider, Company Employee or Continuing Employee (or any of their respective dependents or beneficiaries), any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Employee Plan or other benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any Employee Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time.

Article 8
Covenants of Parent and the Company

The parties hereto covenant and agree that:

Section 8.01.      Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) using reasonable best efforts in connection with obtaining as promptly as practicable and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that this clause (ii) shall not require Parent or the Company to settle or otherwise resolve any claim, suit, action or other proceeding, including any administrative or judicial claim, suit, action or other proceeding, challenging this Agreement or any of the transactions contemplated hereby as promptly as practicable, provided that Parent or the Company, as the case may be, does not unreasonably delay any such settlement or resolution.

(b)            In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date hereof. Each of Parent and the Company agrees (x) not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement, except with the prior written consent of the other parties to this Agreement (which consent shall not be unreasonably withheld, conditioned, or delayed), (y) to respond as promptly as practicable to any inquiries received from any Governmental Authority for additional information or documentary material and (z) to use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable following the date of this Agreement. Each party hereto shall (i) notify the other parties of any substantive communication to that party from any Governmental Authority, and, subject to Applicable Law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Authority, (ii) promptly furnish the other parties with copies of all correspondence, filings and written communications between it and its Representatives, on the one hand, and such Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby, (iii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate therein and (iv) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.” Parent shall be responsible for paying all filing fees under the HSR Act and any other Applicable Laws relating to antitrust or competition with respect to the transactions contemplated by this Agreement. All reasonable and documented, out-of-pocket fees and expenses incurred by the Company or Parent or any of their respective Affiliates in connection with obtaining (or seeking to obtain) the expiration or termination of the applicable waiting period under the HSR Act shall be borne by Parent and reimbursed to the Company (to the extent incurred by the Company or any of its Affiliates) on a monthly basis, as incurred, provided, that (A) any outside legal counsel to the Company (other than Hogan Lovells US LLP ) with respect to antitrust or competition in connection with the transactions contemplated hereby shall be satisfactory to Parent (in its sole discretion), (B) any such fees shall be charged at no greater than each applicable third party firm’s regular third party rates without any premium or similar amount charged or applied thereon or thereto and (C) all expenses of the Company and its Affiliates payable by Parent pursuant to this Section 8.01(b) shall not exceed $10,000,000 in the aggregate without the prior written consent of Parent.

(c)            Nothing in this Section 8.01 or anything else in this Agreement shall require Parent or any of its Subsidiaries to (and neither the Company nor any of its Subsidiaries shall, or shall offer or agree to, do any of the following without Parent’s prior written consent): (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition or license of any assets, properties, products, rights, services or businesses of Parent, the Company or any of their respective Affiliates, or any interest therein, or agree to any other structural or conduct remedy; or (ii) otherwise take or commit to take any actions that would limit Parent’s, the Company’s or any of their respective Affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses, or any interest therein (any of the actions described in the preceding clauses (i) and (ii), a “Burdensome Condition”); provided, however, that Parent agrees to defend through litigation on the merits any claim, suit, action or other proceeding, including any administrative or judicial claim, suit, action or other proceeding, challenging this Agreement or any of the transactions contemplated hereby as violative of, or otherwise in contravention of, the HSR Act, the Clayton Act, the Sherman Act, the Federal Trade Commission Act or any other federal or state statute, rule, regulation, order, decree, administrative or judicial doctrine, or any other Applicable Law that is designed or intended to prohibit, restrict or regulate actions in the United States having the purpose or effect of monopolization or restraint of trade, that is commenced or asserted by any Governmental Authority or any other party, in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could prevent the Closing from occurring prior to the End Date. Notwithstanding the foregoing, at the written request of Parent, the Company shall, and shall cause its Subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action shall not result in a reduction in the Merger Consideration payable to holders of Shares in the Merger and is conditioned upon the occurrence of the Closing.

(d)            Without limiting Parent’s other obligations under this Section 8.01, Parent shall be entitled to direct the defense of this Agreement and the transactions contemplated hereby before any Governmental Authority and take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Authority, so long as Parent uses reasonable best efforts (to the extent reasonably practicable) to consult (A) in advance with the Company and in good faith takes the Company’s views into account regarding the overall strategic direction of any such defense, meetings or negotiations and (B) with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such defense, meetings or negotiations.

(e)            During the period starting on the date of this Agreement and ending upon the earlier of termination of this Agreement in accordance with its terms and the Effective Time, none of Parent, Merger Sub or the Company shall, and Parent, Merger Sub and the Company shall not permit any of their respective Subsidiaries to, enter into any acquisition, joint venture, exclusive arrangement or other similar arrangement, or any agreement to effect, or any letter of intent or similar document contemplating, any acquisition (including by merger or acquisition), joint venture, exclusive arrangement or other similar arrangement, that would reasonably be expected to prevent, materially hinder or materially delay the ability of the parties to (i) obtain the expiration or termination of the waiting period under the HSR Act or any other Applicable Laws relating to antitrust or competition applicable to the transactions contemplated by this Agreement or (ii) obtain any authorizations, consents, orders, and approvals of any Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

Section 8.02.      Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required (including under any Environmental Law or Environmental Permit, or related to any financial assurance, bond, letter of credit or similar instrument required for the operations of the Company or its Subsidiaries under any Environmental Law or Environmental Permit), or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement.

Section 8.03.      Proxy Statement; Company Meeting. (a) Promptly following the date of this Agreement and no later than 45 calendar days after the date hereof (subject to Parent’s compliance in all material respects with this Section 8.03 and, with the understanding that, if a material event or circumstance requiring disclosure shall have occurred or arisen within the period of 10 calendar dates commencing 35 days after the date hereof, the Company shall be entitled to delay the filing of the Proxy Statement for an additional five Business Days), the Company will prepare (with Parent’s reasonable assistance) and the Company will file with the SEC the Proxy Statement. The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Proxy Statement and furnish all information concerning itself and its Affiliates that is required or reasonably requested by the Company in connection with the preparation of the Proxy Statement, including any information required by the 1934 Act and the rules and regulations promulgated thereunder. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the clearance of the Proxy Statement by the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon and the Company shall give reasonable consideration to any comments made by Parent and its Representatives; provided, however, that, following any Adverse Recommendation Change, the obligations of the Company in this sentence shall not apply with respect to any information relating to such Adverse Recommendation Change. If at any time prior to the Company Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly notify the other party hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. The Company will notify Parent promptly of the receipt of any comments or other communications, whether written or oral, that the Company or its Representatives may receive from time to time from the SEC or the staff of the SEC in connection with the transactions contemplated by this Agreement and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information with respect to the Proxy Statement or the transactions contemplated hereby and the Company will supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated hereby. The Company shall provide Parent and its Representatives a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC, to the extent permitted by the SEC and Applicable Law; provided, however, that, following any Adverse Recommendation Change, the obligations of the Company in this sentence shall not apply with respect to any comments, responses, discussions or meetings relating to such Adverse Recommendation Change.

(b)            The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date for, and as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC, duly call, give notice of, convene and hold, the Company Meeting (it being understood that, subject to Parent’s compliance in all material respects with, and the other provisions of, this Section 8.03 (including with respect to postponement and adjournment of the Company Meeting), the Company Meeting shall be on a date no later than 35 calendar days after the date of such clearance). Subject to Section 6.03, the Proxy Statement shall include the Company Board Recommendation, and the Company shall (unless the Company Board Recommendation is withdrawn in accordance with this Agreement) use its reasonable best efforts to obtain and solicit votes in favor of the adoption of this Agreement by the holders of Shares. Notwithstanding anything in this Agreement to the contrary, the Company may, and shall at Parent’s reasonable request, postpone or adjourn the Company Meeting (i) to solicit additional proxies for the purpose of obtaining the Requisite Company Vote, (ii) if there are not holders of a sufficient number of shares of Company common stock present or represented by proxy at the Company Meeting to constitute a quorum at the Company Meeting and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith, after consultation with outside legal counsel, is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Meeting; provided, however, that the Company Meeting shall not be postponed or adjourned as a result of clause (i) or clause (ii) above for a period of more than 15 Business Days in the aggregate without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, in no event will the record date of the Company Meeting be changed without Parent’s prior written consent, unless required by Applicable Law.

(c)            Within five Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the 1934 Act for a record date for the Company Meeting that is 20 Business Days after the date of such “broker search”.

(d)            Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 8.03 shall not be affected by the commencement, public proposal, public disclosure or public or private communication to the Company of any Company Acquisition Proposal or by an Adverse Recommendation Change unless this Agreement has been terminated in accordance with Section 10.01.

Section 8.04.      Public Announcements. The initial press release issued by Parent and the Company with respect to the execution of this Agreement shall be agreed upon by Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other statement to the public generally, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation, except in respect of any public statement or press release that Parent or the Company determines in good faith (after consultation with its outside legal counsel) is required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, such disclosing party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public statement or press release). Notwithstanding the foregoing, (a) without prior consultation, each party may disseminate the information (and substantially similar or consistent information) included in a press release or other document previously approved for external distribution by the other parties, (b) without limiting any other provision of this Agreement, the restrictions set forth in this Section 8.04 shall not apply to the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal (including any “stop, look and listen” release) or Adverse Recommendation Change and (c) the restrictions set forth in this Section 8.04 shall not apply in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby.

Section 8.05.      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, assurances or other instruments and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06.      Section 16 Matters. Prior to the Effective Time, the Company shall take actions reasonably necessary to cause any dispositions of (or other transactions in) Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16(b)-3 under the 1934 Act. All resolutions or other documents adopted or executed by the Company in connection with the Company’s obligations under this Section 8.06 shall be subject to Parent’s reasonable prior review and comment.

Section 8.07.      Notices of Certain Events. Each of the Company and Parent shall promptly notify the other, to the extent permitted by Applicable Law, of:

(a)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such communications contemplated in Section 8.01, which shall be governed by such Section);

(c)            any Actions commenced or, to its Knowledge, threatened against, relating to or involving the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(d)            any fact, event or circumstance, that would reasonably be expected to cause any condition to the Merger not to be satisfied.

provided, however, that the delivery of any notice pursuant to this Section 8.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Notwithstanding anything herein to the contrary, in no event shall any breach of this Section 8.07 (but not, for the avoidance of doubt, the underlying information in any notice provided pursuant to this Section 8.07) be taken into account in determining whether the condition set forth in Section 9.02(a) or Section 9.03(a) has been satisfied or be used or taken into account as a basis for Parent to terminate this Agreement under Section 10.01(c)(ii) or for the Company to terminate this Agreement under Section 10.01(d)(ii).

Section 8.08.      Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.09.      Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.10.      Stockholder Litigation. The Company shall promptly advise Parent of any Action commenced after the date hereof against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement and the transactions contemplated hereby, including the Merger, and shall keep Parent reasonably informed on a reasonably current basis regarding any such Action. The Company shall (a) give Parent the opportunity to participate in the defense (but not control) and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated hereby, (b) provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, and shall consider Parent’s views regarding such defense in good faith and (c) not settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 8.11.      Financing Cooperation. (a) From the date hereof until the earlier of (x) the termination of this Agreement in accordance with its terms and (y) Closing, in order to assist Parent and Merger Sub in obtaining its New Debt Financing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts, at Parent’s sole expense, to cooperate with Parent and Merger Sub as reasonably requested by Parent in a manner that is customary in connection with the arrangement and implementation of the New Debt Financing, which is expected to be a public or institutional offering of Parent’s debt securities. Such reasonable best efforts by the Company to provide such cooperation shall include, at the reasonable request of Parent, (i) reasonable best efforts to provide cooperation in the preparation of any offering documents, offering memoranda, prospectuses, bank books, lender and investor presentations, ratings agency presentations and similar documents used in connection with the syndication and/or marketing of the New Debt Financing (including any authorization letter), provided that Parent is solely responsible for the content of any pro forma financial statements, synergies, projections or adjustments contained therein, in each case other than any such content that consists of, or is derived from, historical financial information of the Company, (ii) furnishing Parent and its debt financing sources, promptly after Parent’s request, with the Required Financial Statements and consenting to the inclusion or incorporation by reference in any SEC filing and/or offering materials related to the New Debt Financing of the Required Financial Statements, (iii) using reasonable best efforts to participate in and provide reasonable assistance in connection with the due diligence of the Debt Financing Sources for the New Debt Financing; provided, however (A) that in the case of any non-public or otherwise confidential information regarding the Company or any of its Subsidiaries provided to Parent in connection with this clause (iii), Parent provides the Company with a draft of any disclosure that is based on or references such information included in any offering documents, offering memoranda, prospectuses, bank books, lender and investor presentations, ratings agency presentations and similar documents used in connection with the offering of Parent’s debt securities reasonably in advance of distribution thereof, (B) confidential information regarding the Company or any of its Subsidiaries of the type included in such draft offering documents, offering memoranda, prospectuses, bank books, lender and investor presentations, ratings agency presentations or similar documents is customarily disclosed or otherwise required to be disclosed in offering documents, offering memoranda, prospectuses, bank books, lender and investor presentations, ratings agency presentations or similar documents for public offerings of debt securities or offerings of debt securities pursuant to Rule 144A of a type similar to that being arranged by Parent and (B) to the extent the Company determines that it is necessary or desirable for Company (or its Subsidiaries) to file a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, that contains material non-public information with respect to the Company and its Subsidiaries contained in any such offering documents, offering memoranda, prospectuses, bank books, lender and investor presentations, ratings agency presentations or similar documents, Parent shall give Company (or its Subsidiary (including following the consummation of the Transactions)) a reasonable opportunity to file such Current Report on Form 8-K before Parent distributes such offering documents, offering memoranda, prospectuses, bank books, lender and investor presentations, ratings agency presentations or similar documents, (iv) using reasonable best efforts with respect to the participation by members of management of the Company with appropriate seniority in any presentations, road shows, sessions with rating agencies and due diligence meetings, as applicable, in each case, upon reasonable advance notice, during normal business hours, and at a mutually agreed time, (v) solely as required in connection with the offering of Parent’s debt securities, assisting Parent in securing the customary cooperation of the independent accountants of the Company and its Subsidiaries by providing customary authorization letters or auditor representation letters and requesting that such independent accountants provide customary comfort letters (including “negative assurance” comfort) and consents for use of their reports, on customary terms and consistent with their customary practice in connection with such offering of Parent’s debt securities, (vi) providing documents reasonably requested by Parent relating to the repayment or refinancing of any indebtedness for borrowed money of the Company or any of its Subsidiaries to be repaid or refinanced on the Closing Date and the release of related liens or guarantees, including customary payoff letters and evidence that notice of any repayment has been timely delivered to the holders of such indebtedness in each case in accordance with the terms of the definitive documents governing such indebtedness, and (vii) providing at least three Business Days in advance of the Closing Date such documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by Parent at least 10 Business Days in advance of the Closing Date in connection with the New Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT ACT, and, to the extent required, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230). All non-public or otherwise confidential information regarding the Company obtained by the Parent and Merger Sub pursuant to this Section 8.11 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(b)            Notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall “reasonable best efforts” of the Company require it to, or require it to cause its Subsidiaries to, (i) take any action to the extent it would materially interfere with the management, business or operations of the Company or any of its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (ii) pay any fee or make any other payment in connection with the New Debt Financing unless and until the Closing occurs, (iii) pass resolutions or consents to approve or authorize the New Debt Financing or the execution and delivery of the definitive documentation related thereto or require the board of directors (or any similar governing body) to take any action or cause any of its representatives to waive or amend any terms of this Agreement, agree to pay any commitment, financing or other fees or reimburse any expenses or to approve the execution or delivery of any document or certificate in connection with the New Debt Financing, in each case that is not contingent on, or that would be effective prior to, the occurrence of the Closing, (iv) take any action that will conflict with or violate any formation or organizational documents of the Company or any of its Subsidiaries or any applicable legal requirements, or that will result in the contravention of, or would reasonably be expected to result in a violation or breach of, or default under, any Applicable Law or material agreement (in each case prior to the Closing), (v) take any action that could reasonably be expected to result in any officer, director, employee, agent, attorney, accountant or advisor of the Company or any of its Subsidiaries incurring any liability with respect to any matters related to the New Debt Financing (other than any such liability resulting from such Person’s actual fraud or willful misconduct), (vi) take any action that would cause any condition to Closing set forth in this Agreement to fail to be satisfied, or any representation or warranty set forth in this Agreement to be inaccurate, or otherwise cause any breach of this Agreement that would provide Parent the right to terminate this Agreement (unless, in each case, waived in advance by Parent), (vii) incur any liability (or cause its directors, officers or employees to incur any liability) under or with respect to the New Debt Financing prior to the Closing Date, (viii) cause the execution or delivery of any definitive financing documents or any certificate (including as to solvency) by the Company or its Subsidiaries or their advisors or other representatives, except for documents executed by the Company or its Subsidiaries that would not be effective prior to the Closing Date (except the customary authorization letter pursuant to the paragraph above), (ix) cause the execution or delivery of any legal opinions, (x) deliver any projections or pro forma financial information to any third parties, (xi) take any action that the Company believes would result in the loss of attorney-client privilege or other similar legal privilege, (xii) consent to the pre-filing of UCC-1s or the grant of liens on the Company’s assets prior to Closing, (xiii) approach any third-parties prior to Closing to discuss agreements limiting the rights of such third parties, (xiv) give representation or warranties to or indemnify any third-party, prior to Closing, (xv) obtain, compile or provide any financial statements other than Required Financial Statements or (xvi) obtain, compile, or provide any other information, if obtaining, compiling or providing such information would impose a material and unreasonable burden on the Company or any of its Subsidiaries, or any of their respective Representatives.

(c)            Parent acknowledges and agrees that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, or shall be required to incur any liability (personal or otherwise, other than any such liability resulting from bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives or Affiliates) to any Person under or in connection with, the arrangement of the New Debt Financing that Parent may raise in connection with the transactions contemplated by this Agreement, and that Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives, directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all losses, liabilities, claims, costs or expenses suffered or incurred by them in connection with the arrangement or implementation of the New Debt Financing or any information utilized in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives or Affiliates. Parent shall promptly reimburse the Company for all out-of-pocket costs or expenses incurred by the Company and its Subsidiaries in connection with cooperation provided for in this Section 8.11. This Section 8.11(c) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of the Company, its Subsidiaries and their Affiliates and their and their Affiliates’ respective heirs, executors, estates and personal representatives who are each third party beneficiaries of this Section 8.11(c).

(d)            Parent shall keep Company informed on a reasonably current basis and in reasonable detail with respect to all material activity and developments concerning the status of Parent’s efforts to arrange the New Debt Financing.

(e)            The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the New Debt Financing; provided that such logos are used in a manner that is not intended to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

(f)            For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the New Debt Financing or any other debt financing, the availability of any alternate debt financing, the availability of any equity financing or receipt of the proceeds therefrom.

(g)            Notwithstanding anything in this Agreement to the contrary, in no event shall any breach of this Section 8.11 be taken into account in determining whether any condition contained in this Agreement (including the condition set forth in Section 9.02(a)) has been satisfied or be used or taken into account as a basis for Parent to terminate this Agreement unless such breach is the proximate cause of the failure to procure the New Debt Financing in a manner that resulted in a breach of Parent’s obligations under this Agreement.

Article 9
Conditions to the Merger

Section 9.01.      Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or the waiver by the Company and Parent) of the following conditions:

(a)            no injunction or other order issued by a court of competent jurisdiction in the United States or Applicable Law or legal prohibition in the United States shall prohibit or make illegal the consummation of the Merger;

(b)            the Requisite Company Vote shall have been obtained; and

(c)            any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

Section 9.02.      Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or the waiver by Parent) of the following conditions:

(a)            the Company shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Effective Time;

(b)            (i) the representations and warranties of the Company set forth in Sections 4.01, 4.02, 4.04(a), 4.26, 4.27 and 4.28 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), (ii) the representations and warranties of the Company set forth in the first three sentences of Section 4.05, the first two sentences of Section 4.05(b) and the second sentence of Section 4.06(b) of this Agreement shall be true and correct, other than in de minimis respects, as of the date of this Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (iii) the representation and warranty of the Company set forth in Section 4.10(b) of this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time; and (iv) the representations and warranties of the Company set forth in this Agreement (other than those referred to in the preceding clauses (i)-(iii)) shall be true and correct as of the date of this Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had a Company Material Adverse Effect that is continuing, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of clauses (i), (ii), and (iv) disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties;

(c)            since the date hereof, no event, occurrence, change, state of circumstances or facts has occurred or arisen, that, individually or in the aggregate with all other events, occurrences, changes, states of circumstances or facts occurring or arising since the date hereof, would reasonably be expected to have a Company Material Adverse Effect; and

(d)            the Company shall have delivered to Parent a certificate signed on behalf of the Company by an executive officer of the Company dated as of the Closing Date certifying that the conditions specified in paragraphs (a), (b) and (c) have been satisfied.

Section 9.03.      Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following conditions:

(a)            Parent and Merger Sub shall have performed in all material respects all of their obligations under this Agreement required to be performed by them at or prior to the Effective Time;

(b)            the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had a Parent Material Adverse Effect that is continuing, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties; and

(c)            Parent shall have delivered to the Company a certificate signed on behalf of Parent by an executive officer of Parent dated as of the Closing Date certifying that the conditions specified in paragraphs (a) and (b) have been satisfied.

Article 10
Termination

Section 10.01.      Termination. This Agreement may be terminated and the transactions contemplated hereby, including the Merger, may be abandoned at any time prior to the Effective Time:

(a)            by mutual written agreement of the Company and Parent;

(b)            by either the Company or Parent, if:

(i)            the Effective Time has not occurred on or before February 7, 2025, as such may be extended pursuant to Section 11.13 (such date as it may be extended, the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of or has resulted in the failure of the Merger to be consummated by the End Date;

(ii)            any court of competent jurisdiction or other Governmental Authority in the United States shall have issued an injunction, order or decree that (A) prohibits or makes illegal consummation of the Merger or (B) permanently enjoins Parent, Merger Sub or the Company from consummating the Merger, and, with respect to any injunction, order or decree referenced in clause (A) or (B), such injunction, order or decree shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of or has resulted in such an injunction, order or decree being issued;

(iii)            (A) the Company Meeting (including any adjournment or postponement thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and (B) this Agreement shall not have been adopted at the Company Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Company Vote; or

(c)            by Parent, if, prior to the Effective Time:

(i)            an Adverse Recommendation Change shall have occurred;

(ii)            a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, in each case, shall have occurred that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and such breach or failure is incapable of being cured or, if curable, is not cured by the Company prior to 30 calendar days after receipt by the Company of written notice from Parent of such breach or failure, provided that, at the time of delivery of such notice or thereafter, Parent or Merger Sub shall not be in breach of its or their representations, warranties or obligations under this Agreement so as to cause any of the conditions set forth in Section 9.01, Section 9.03(a) or Section 9.03(b) not to be capable of being satisfied; or

(d)            by the Company:

(i)            prior to receipt of the Requisite Company Vote, in order to accept a Superior Proposal and concurrently therewith or immediately thereafter enter into a binding written definitive acquisition agreement providing for the consummation of a transaction for such Superior Proposal, provided that (A) the Company shall have complied in all material respects with Section 6.03 with respect to such Superior Proposal and contemplated termination and (B) the Company shall have paid the Termination Fee immediately before or concurrently with and as a condition to such termination; or

(ii)            if, prior to the Effective Time, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, in each case, shall have occurred that would cause the conditions set forth in Section 9.03(a) and Section 9.03(b) not to be satisfied and such breach or failure is incapable of being cured or, if curable, is not cured by Parent or Merger Sub prior to 30 calendar days after receipt by Parent or Merger Sub of written notice from the Company of such breach or failure, provided that, at the time of delivery of such notice or thereafter, the Company shall not be in breach of its or their representations, warranties or obligations under this Agreement so as to cause any of the conditions set forth in Section 9.01, Section 9.02(a) or Section 9.02(b) not to be capable of being satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02.      Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided, however, that, no termination of this Agreement shall relieve any party hereto of any liability for damages (which the parties acknowledge and agree shall not be limited to reimbursement of costs or expenses, and may include the benefit of the bargain and/or premium lost by a party’s stockholders or equity holders, as applicable (taking into consideration all relevant matters, including other combination opportunities and the time value of money)) for fraud or any Willful Breach of this Agreement. Notwithstanding anything in this Section 10.02 to the contrary, (a) the Confidentiality Agreement, (b) the provisions of this Section 10.02 and Article 11, (c) the provisions of the last sentence of Section 8.01(b) (subject to the parenthetical at the end of this Section 10.02) and (d) the obligations of Parent to reimburse costs and expenses of the Company as provided in Section 8.11 and to indemnify and hold harmless the Persons specified in Section 8.11 in accordance with such Section (the rights of the Company and the obligations of Parent described in (c) and (d) are referred to as the “Surviving Economic Provisions,” subject to the parenthetical at the end of this Section 10.02), shall, in each case of (a) through (d), survive any termination hereof pursuant to Section 10.01 (it being understood, for the sake of clarity, that the provisions of the last sentence of Section 8.01(b) shall not survive any termination of this Agreement in connection with which the Reverse Termination Fee is actually paid to the Company).

Article 11
Miscellaneous

Section 11.01.      Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third Business Day after being sent; (c) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices, requests and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other such other address or email address as such party may hereafter specify for the purpose by notice in accordance with this Section to the other parties hereto):

if to Parent, Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:

Campbell Soup Company
1 Campbell Place

Camden, New Jersey 08103-1799
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention:	John D. Amorosi
Daniel Brass
Email:	john.amorosi@davispolk.com
daniel.brass@davispolk.com

if to the Company, prior to the Effective Time, to:

Sovos Brands, Inc.
1901 Fourth Street, Suite 200

Berkeley, CA 94710

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
855 Main Street
Suite 200

Redwood City, CA 94063
Attention:      Richard E. Climan

Keith A. Flaum
Email: richard.climan@hoganlovells.com

keith.flaum@hoganlovells.com

Section 11.02.      Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations that are required to be performed after, or survive following, the termination of this Agreement).

Section 11.03.      Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Requisite Company Vote has been obtained there shall be no amendment that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.      Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)            Termination Fee. (i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $71,337,435 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before or concurrently with and as a condition to such termination.

(ii)            If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(ii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or the Company’s stockholders and not publicly withdrawn, (C) within 12 months following the date of such termination, the Company or any of its Subsidiaries shall have consummated an Acquisition Proposal or shall have entered into a definitive agreement with respect to an Acquisition Proposal, which subsequently shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds to an account designated by Parent, prior to or concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(iii)            For the avoidance of doubt, the Termination Fee shall only be payable by the Company once hereunder. Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraud or Willful Breach of this Agreement by the Company, Parent’s receipt of payment of the Termination Fee from the Company shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Affiliates and their respective Representatives (each such Person, a “Company Related Party”) for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of the Company or any other Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement. Nothing in this Section 11.04(b)(iii) shall limit the rights of Parent or Merger Sub under Section 11.13 (or otherwise with respect to injunctive or similar relief), in each case prior to the termination of this Agreement.

(c)            Reverse Termination Fee. If this Agreement is terminated by Parent or the Company pursuant to (i) Section 10.01(b)(i) and, at the time of such termination, the conditions set forth in Section 9.01(a) or Section 9.01(c) shall not have been satisfied (in each case, solely as a result of failure to obtain the expiration or termination of the applicable waiting period relating to the Merger under the HSR Act or the issuance of an injunction or order or application of Applicable Law or other legal prohibition, in each case relating to antitrust laws in the United States) or (ii) Section 10.01(b)(ii) (solely as a result of failure to obtain the expiration or termination of the applicable waiting period relating to the Merger under the HSR Act or the issuance of an injunction, order or decree relating to antitrust laws in the United States), and at the time of such termination referred to in clause (i) or (ii) above, the conditions set forth in Section 9.02(a) and Section 9.02(b) shall have been satisfied (assuming for the purpose of determining whether the conditions set forth in Section 9.02(a) and Section 9.02(b) have been satisfied in this clause, that all references to “Effective Time” in Section 9.02(a) and Section 9.02(b) shall be deemed to refer instead to the time of termination of this Agreement under this Section) or waived in accordance with this Agreement, then Parent shall promptly, but in no event later than two Business Days after the date of such termination, pay to the Company an amount equal to (i) $145,000,000 (the “Reverse Termination Fee”) in immediately available funds to an account designated by the Company minus (ii) the aggregate amount actually paid by Parent (or any of its Affiliates) pursuant to Section 8.01(b). For the avoidance of doubt, (i) the Reverse Termination Fee shall only be payable by Parent once hereunder and (ii) upon payment of the Reverse Termination Fee (minus the aggregate amount actually paid by Parent (or any of its Affiliates) pursuant to Section 8.01(b)), no amount shall be payable pursuant to Section 8.01(b). Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraud or Willful Breach of this Agreement by Parent or Merger Sub, the Company’s receipt of the Reverse Termination Fee from Parent shall be the sole and exclusive remedy of the Company against Parent, Merger Sub and their Affiliates and their respective Representatives (each such Person, a “Parent Related Party”) for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of Parent or any other Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement; provided, however, that the foregoing shall not limit the rights of the Company or any of its Affiliates, or any of its or their respective Representatives, or the obligations of Parent to pay or reimburse, any amounts payable or reimbursable by Parent under the Surviving Economic Provisions. Nothing in this Section 11.04(c) shall limit the rights of the Company under Section 11.13 (or otherwise with respect to injunctive or similar relief), in each case prior to the termination of this Agreement.

(d)            Other Costs and Expenses. The parties acknowledge and agree that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if a party fails promptly to pay any amount due to another party pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by the party owed such payment in connection with a legal action (including any settlement thereof) to enforce this Agreement that results in a judgment against the party failing to make such payment for such amount, together with interest on the amount of any unpaid fee, cost or expense at the prime rate as published in The Wall Street Journal from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Section 11.05.      Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties.

Section 11.06.      Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) as provided in Section 7.02 and Section 8.11(c) and (ii) for the provisions of Article 2 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of Shares and other Company Securities immediately prior to the Effective Time), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided, however, that the Company shall be entitled and shall have the right to pursue and recover damages (including damages based on the consideration that would have otherwise been payable to holders of Shares or Company Securities or based on the loss of market value or decline in stock price of the Company) in the name of and on behalf of such holders in the event of any breach by Parent or Merger Sub of this Agreement, which right is hereby acknowledged and agreed to by Parent and Merger Sub.

(b)            No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent (but not Merger Sub) may, without the consent of any other party hereto, transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Subsidiaries at any time; provided, however, that such transfer or assignment shall not relieve Parent of its obligations hereunder.

Section 11.07.      Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08.      Jurisdiction. The parties hereto agree that any action, suit or legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or legal proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or legal proceeding in any such court or that any such action suit or legal proceeding brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or legal proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed (including by electronic signature) by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 11.11.      Entire Agreement. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that money damages, even if available, would not be an adequate remedy, and that the parties shall be entitled (without proof of actual damages and without being required to prove that money damages are an inadequate remedy) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.08, in addition to any other remedy to which they may be entitled at law or in equity. The parties further agree to (a) waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity and (b) not assert that a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason. If, prior to the End Date, any party brings any action, suit or proceeding in accordance with this Section 11.13 to enforce specifically the performance of the terms and provisions of this Agreement by any other party, the End Date shall automatically be extended by (i) the amount of time during which such action, suit or proceeding is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such action, suit or proceeding, as the case may be.

Section 11.14.      Financing Matters. Notwithstanding anything in this Agreement to the contrary, the Company, each on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the New Debt Financing or any of the agreements entered into in connection with the New Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof and each party hereto irrevocably submits itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court, (b) agrees that any such action or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the New Debt Financing, (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the New Debt Financing or any agreement entered into in connection with the New Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal (to the extent permitted by law) or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, and each of their respective Subsidiaries or their respective controlled Affiliates in any such action or proceeding shall be effective if notice is given in accordance with Section 11.01, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any action or proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the New Debt Financing or any agreement entered into in connection with the New Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Debt Financing Sources will have any liability to the Company or any of their respective Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement, the New Debt Financing or any agreement entered into in connection with the New Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) hereby waives any and all claims and causes of action against the Debt Financing Sources relating to or arising out of this Agreement, the New Debt Financing or any agreement entered into in connection with the New Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (i) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any action or proceeding against any Debt Financing Source under this Agreement, the New Debt Financing or any agreement entered into in connection with the New Debt Financing or the transactions contemplated hereby or thereby, (j) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.14, and (k) agrees that the provisions of this Section 11.14 and the definition of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources parties to the debt commitment letter. Notwithstanding the foregoing, nothing herein (including, without limitation, clauses (g), (h) and (i) of the immediately preceding sentence) shall limit the liability or obligations of the Debt Financing Sources to Parent under any agreement entered into in connection with the New Debt Financing.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SOVOS BRANDS, INC.

By:	/s/ Todd Lachman
	Name:	Todd Lachman
	Title:	Chief Executive Officer

CAMPBELL SOUP COMPANY

By:	/s/ Mark A. Clouse
	Name:	Mark A. Clouse
	Title:	President and Chief Executive Officer

PREMIUM PRODUCTS MERGER SUB, INC.

By:	/s/ Mick Beekhuizen
	Name:	Mick Beekhuizen
	Title:	President

EXHIBIT A

VOTING AGREEMENT PARTIES

Directors:

1.	Todd R. Lachman

2.	William R. Johnson

3.	Tamer Abuaita

4.	Valarie Sheppard

5.	Vijayanthimala Singh

Advent:

1.	Advent International GPE VIII Limited Partnership

2.	Advent International GPE VIII-B-1 Limited Partnership

3.	Advent International GPE VIII-B-2 Limited Partnership

4.	Advent International GPE VIII-B-3 Limited Partnership

5.	Advent International GPE VIII-B Limited Partnership

6.	Advent International GPE VIII-C Limited Partnership

7.	Advent International GPE VIII-D Limited Partnership

8.	Advent International GPE VIII-F Limited Partnership

9.	Advent International GPE VIII-H Limited Partnership

10.	Advent International GPE VIII-I Limited Partnership

11.	Advent International GPE VIII-J Limited Partnership

12.	Advent International GPE VIII-A Limited Partnership

13.	Advent International GPE VIII-E Limited Partnership

14.	Advent International GPE VIII-G Limited Partnership

15.	Advent International GPE VIII-K Limited Partnership

16.	Advent International GPE VIII-L Limited Partnership

17.	Advent Partners GPE VIII Limited Partnership

Exhibit A-1

18.	Advent Partners GPE VIII Cayman Limited Partnership

19.	Advent Partners GPE VIII-A Limited Partnership

20.	Advent Partners GPE VIII-A Cayman Limited Partnership

21.	Advent Partners GPE VIII-B Cayman Limited Partnership

22.	Noosa Holdco, L.P.

Exhibit A-2

EXHIBIT B

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

[Attached]

Exhibit B-1